Exhibit 10.1

SUBLEASE

SUBLEASE (this “Sublease”), dated as of September 13, 2017, between Coach, Inc., a Maryland corporation, having an office at 10 Hudson Yards, New York, New York 10001 (“Sublandlord”) and The Guardian Life Insurance Company of America, a New York mutual insurance company, having an office at 7 Hanover Square, New York, New York 10004 (“Subtenant”).

W I T N E S S E T H:

WHEREAS, Sublandlord is the tenant under a certain lease, dated August 1, 2016 (the “Lease”), with Legacy Yards Tenant LP, as landlord (“Prime Lessor”), which Lease demises the premises (the “Prime Leased Premises”) covering the entire rentable portions of the 9th through 23rd floors in the building known as 10 Hudson Yards, New York, New York (the “Building”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Lease; and

WHEREAS, Subtenant desires to sublet 148,318 RSF (as defined below), comprising the entire rentable portions of the 20th, 21st, and 22nd floors of the Building more particularly shown on the plans annexed hereto as Exhibit A (the “Premises”) from Sublandlord, and Sublandlord is willing to sublet the same to Subtenant, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, Sublandlord and Subtenant agree as follows (it being agreed that the foregoing recitals are hereby incorporated and made a part of this Sublease):

1.          Demise; Term.

(a)          Sublandlord hereby subleases to Subtenant, and Subtenant hereby hires from Sublandlord, the Premises for a term to commence (subject to the provisions of Sections 17 and 18 hereof) on the Possession Date (as hereinafter defined), and to expire (unless extended or sooner terminated in accordance with this Sublease or applicable law) on June 29, 2036 (such date the “Expiration Date”), both dates inclusive (as may be extended or sooner terminated, the “Term”); it being agreed and acknowledged by Sublandlord and Subtenant that Subtenant shall not (i) perform any alterations within the Premises, (ii) conduct any business in the Premises, or (iii) interfere with the performance of Sublandlord’s Work (as hereinafter defined), in each case, until the Commencement Date (as hereinafter defined).  “Possession Date” means the date upon which all of the following have occurred: (w) this Sublease has been fully executed, (x) Sublandlord and Subtenant have received Prime Lessor’s unconditional written consent to this Sublease (substantially in the form attached hereto as Exhibit B) (the “Sublease Consent”), (y) delivery to Subtenant of the Prime Lessor’s Non-Disturbance Agreement, and (z) Sublandlord shall have tendered possession of the Premises to Subtenant.

(b)          Notwithstanding anything to the contrary contained herein, Subtenant shall have no liabilities or obligations under this Sublease until the occurrence of the Commencement Date or the Rent Commencement Date, as applicable, including, without limitation, any obligation to pay Fixed Rent or Additional Rent or maintain the insurance required under Article 7 of the Lease or to maintain or repair the Premises (nor shall Subtenant’s obligations in respect thereto accrue until the Commencement Date or the Rent Commencement Date, as applicable); provided that (i) subject to the provisions of Section 7.03 of the Lease (as incorporated herein by reference), Subtenant shall indemnify and hold harmless Sublandlord and its partners, members, directors, officers, shareholders, principals, board members, agents and employees, from and against any and all claims resulting from (1) any act, omission (where there is a duty to act) or negligence of Subtenant or its agents, contractors and employees, and (2) any accident, injury or damage occurring in, at or upon the Premises resulting from Subtenant’s access (or the access of its agents, contractors and employees) to the Premises prior to the Commencement Date (including, without limitation, access granted pursuant to Section 18(c) below); (ii) except to the extent of the release of liability and waiver of subrogation provided in Section 7.03 of the Lease, the indemnification provisions in clause (i) above shall not be deemed to relieve Sublandlord of any liability to the extent resulting from the negligence or willful misconduct of Sublandlord, its agents, contractors or employees; and (iii) Subtenant’s liabilities and obligations under Section 9, Section 11 and Section 18(c) of this Sublease shall commence as of the date hereof.  “Commencement Date” means the date, following the Possession Date, of completion of Sublandlord’s Work as determined in accordance with Section 21.  Notwithstanding anything to the contrary contained in this Sublease, but subject to the provisions of Section 18(c) below, during the period commencing on the Possession Date and ending on the Commencement Date, Subtenant shall not (i) occupy the Premises (or any portion thereof) for the conduct of its business, (ii) interfere with or delay the performance of Sublandlord’s Work (except to a de minimis extent), or (iii) perform any work or alterations (including, without limitation, the Initial Subtenant Work), or store any materials, in the Premises.

(c)          Notwithstanding anything to the contrary contained in this Sublease, if the Commencement Date shall not have occurred on or before March 1, 2018 (as such date may be extended by each day of Unavoidable Delay, not to exceed ninety (90) days, that such Unavoidable Delay prevents the Commencement Date from occurring), Subtenant shall have the right to terminate this Sublease upon written notice to Sublandlord given on or before the Commencement Date, and if so terminated, this Sublease shall be void and of no force or effect.

2.          Fixed Rent.  Subtenant shall pay to Sublandlord a fixed basic rent (“Fixed Rent”) as follows:

(a)          for the period commencing on the Rent Commencement Date (defined below) and ending on the day immediately preceding the same day (i.e., the same calendar day as the Rent Commencement Date) of the month following the Rent Commencement Date (such period, the “First Rent Period”), at the rate per annum of $0.00 per rentable square foot of the Premises;

(b)          for the period commencing on the day immediately following the First Rent Period and ending on the day immediately preceding the same day (i.e., the same calendar day as the day immediately following the First Rent Period) of the fifth (5th) month following the month in which the Rent Commencement Date occurs (such period, the “Second Rent Period”), at the rate per annum of $64.00 per rentable square foot of the Premises (i.e., $9,492,351.96 per annum; $791,029.33 per month);

(c)          for the period commencing on the day immediately following the Second Rent Period and ending on the day immediately preceding the fifth (5th) anniversary of the Rent Commencement Date (such period, the “Third Rent Period”), at the rate per annum of $92.00 per rentable square foot of the Premises (i.e., $13,645,256.04 per annum; $1,137,104.67 per month);

(d)          for the period commencing on the day immediately following the Third Rent Period and ending on the day immediately preceding the tenth anniversary of the Rent Commencement Date (such period, the “Fourth Rent Period”), at the rate per annum of $100.00 per rentable square foot of the Premises (i.e., $14,831,799.96 per annum; $1,235,983.33 per month);

(e)          for the period commencing on the day immediately following the Fourth Rent Period and ending on the Expiration Date, at the rate per annum of $108.00 per rentable square foot of the Premises (i.e., $16,018,344.00 per annum, $1,334,862.00 per month);

(f)          Commencing on February 1, 2019 (the “Rent Commencement Date”), as such date may be postponed in accordance with the provisions of this Sublease, Subtenant shall pay to Sublandlord the Fixed Rent for the applicable period in equal monthly installments in advance, not later than the first business day prior to the first day of each month thereafter during the Term.  Subtenant shall make all payments of Fixed Rent and all other sums of money as shall become due and payable by Subtenant to Sublandlord under this Sublease (“Additional Rent”) by wire transfer of immediately available federal funds as directed by Sublandlord or ACH payment, and if by ACH payment, Sublandlord shall reasonably cooperate in facilitating such ACH payment, and, except as expressly provided in this Sublease, without demand and without any abatement, set-off or deduction whatsoever.

For the purposes of this Sublease, “Rentable Square Feet”, “Rentable Square Footage”, “rentable square feet”, “rentable square foot” or “RSF” shall mean the rentable square feet of the Building (including, without limitation, the Premises) determined by using the Measurement Standard.  “Measurement Standard” means calculating the “Usable Area” in accordance with the Real Estate Board of New York (“REBNY”) Recommended Method of Floor Measurement for Office Buildings, effective January 1, 1987 and as subsequently amended in 2003 and computing the rentable area utilizing a loss factor from rentable to usable for a full office floor of 27%.  By way of example, if a full floor contained 10,000 usable square feet, such full floor would be deemed to contain 13,699 rentable square feet, obtained by dividing 10,000 by .73 (USF/[1-Loss Factor] = RSF).  For a partial floor, the number of usable square feet contained within the common areas on such floor would be allocated on a proportional basis among the leasable areas on such floor before applying the loss factor.

3.          Additional Rent.  (a)          Except as otherwise provided in Section 3(a)(vi) below, from and after the Rent Commencement Date, Subtenant shall pay to Sublandlord, as Additional Rent, the following:

(i)          PILOT Payments. Subtenant’s Share (as such term is hereinafter defined) of all amounts which are payable by Sublandlord pursuant to Section 2.04 of the Lease (other than amounts payable pursuant to Section 2.04(j) of the Lease, if any), but only to the extent such amounts exceed the PILOT Payment and Additional Tax Payment for the Tax Year commencing on July 1, 2019;

(ii)          Impositions. Subtenant’s Share of all amounts which are payable by Sublandlord pursuant to Section 2.05 of the Lease, but only to the extent such amounts exceed the Impositions Payment for the Tax Year commencing on July 1, 2019;

(iii)          Tax Payments. Subtenant’s Share of all amounts which are payable by Sublandlord pursuant to Section 2.06 of the Lease, but only to the extent such amounts exceed the Tax Payment for the Tax Year commencing on July 1, 2019;

(iv)          Operating Payments. Subtenant’s Share of all amounts which are payable by Sublandlord pursuant to Section 2.07 of the Lease, but only to the extent such amounts exceed the Operating Payment for the Operating Year commencing January 1, 2019 and ending December 31, 2019; it being agreed, for the avoidance of doubt, that notwithstanding anything to the contrary contained in this Sublease, at no time shall any cost or expense for providing cleaning services (except with respect to the common areas of the Building) be included in the calculation of the payments required to be made by Subtenant pursuant to this Section 3(a)(iv);

(v)          Cleaning Expenses. The parties acknowledge and agree that Sublandlord shall have no obligation to provide cleaning services for the Premises and Subtenant shall have no obligation to pay any amounts to Sublandlord for any cleaning services.  Prime Lessor shall provide Subtenant with cleaning services pursuant to Section 9(b) of the Sublease Consent.  If Sublandlord shall elect, in its sole discretion, to no longer use a direct cleaning contractor and to cause Prime Lessor or its designee to perform cleaning services with respect to the Prime Leased Premises in accordance with the applicable provisions of the Lease, then the amounts Subtenant is required to pay under Section 3(iv) above shall be appropriately adjusted to exclude therefrom all costs incurred for, or that would be attributable to, the cleaning of the Prime Leased Premises; and

(vi)          Other Charges. The full amount of any other charge, fee, cost, sum or expense which Sublandlord pays or incurs on or after the Commencement Date, subject to Section 20 of this Sublease, for the provision of any services or supplies provided to or for the Premises (or any part thereof) at the written request of Subtenant.

“Subtenant’s Share” means, from time to time during the Term, the fraction (expressed as a percentage) having as its numerator the number of rentable square feet comprising the Premises and as its denominator the number of rentable square feet then comprising the Prime Leased Premises.  As of the date hereof, and during the Term (provided that no space is added to, or contracted from, the Premises, the Prime Leased Premises and/or the Building after the date hereof), (A) the rentable square feet comprising (1) the Premises shall be deemed to be 148,318, and (2) the Prime Leased Premises shall be deemed to be 693,938, and (B) Subtenant’s Share is 21.37%.

(b)          Subtenant shall pay any commercial rent tax or occupancy tax with regard to the Premises and the Fixed Rent and Additional Rent payable hereunder either to the taxing authority, or, if appropriate, to Sublandlord, as Additional Rent, within ten (10) Business Days after receipt of a bill therefor.  Sublandlord shall promptly deliver copies of appropriate tax bills to Subtenant with respect to the Premises (to the extent Sublandlord receives the same).

(c)          All payments of Additional Rent hereunder shall be paid by Subtenant to Sublandlord within thirty (30) days after Sublandlord’s request therefor (together with documentation reasonably satisfactory to Subtenant evidencing the amounts payable hereunder); but in no event shall Subtenant be required to make such payments earlier than the date that is five (5) Business Days prior to the respective due date under the Lease for the corresponding payment.

(d)          (i)          Promptly following Subtenant’s receipt of written request (“IDA Information Request”) from Prime Lessor or Sublandlord, Subtenant shall cooperate with Prime Lessor and Sublandlord in complying with the disclosure and reporting requirements relating to subtenant information required under the PILOT Agreement, including, without limitation, by furnishing such information and/or completing such questionnaires and reports as may be required to assist Prime Lessor in satisfying the requirements of Section 8.7 (Employment Matters), Section 8.8 (Non-Discrimination), Section 8.14 (Automatically Deliverable Documents), Section 8.15 (Requested Documents) and Section 8.16 (Periodic Reporting Information for the New York City Industrial Development Agency (the “Agency”)) of the PILOT Agreement, which IDA Information request shall specifically set forth the information and/or questionnaires Prime Lessor or Sublandlord is requesting from Subtenant and reference any specific sections of the PILOT Agreement requiring the same.  Subtenant shall furnish any such information and deliver any such completed questionnaires and reports to Sublandlord within ten (10) Business Days after Subtenant’s receipt of the applicable IDA Information Request.

(ii)          Subtenant represents that Subtenant’s occupancy at the Project will not result in the removal of a plant or facility of such Subtenant located outside of the City of New York, but within the State of New York, to the Project or in the abandonment of one or more such plants or facilities of Subtenant located outside of the City of New York but within the State of New York.

(iii)          Subtenant represents that, as of the date of this Sublease, neither Subtenant nor any Principal of Subtenant (A) is in default or in breach, beyond any applicable grace period, of its obligations under any written agreement with the Agency or the City, unless such default or breach has been waived in writing by the Agency or the City, as the case may be, (B) has been convicted of a misdemeanor related to truthfulness and/or business conduct in the past 5 years, (C) has been convicted of a felony in the past 10 years, (D) has received formal written notice from a federal, state or local governmental agency or body that such Person is currently under investigation for a felony criminal offense, or (E) has received written notice of default in the payment to the City of any taxes, sewer rents or water charges, which have not been paid, unless such default is currently being contested with due diligence in proceedings in court or other appropriate forum.  For purposes of this Section 3(d)(iii) only, all capitalized terms used in this Section 3(d)(iii) (other than the term “Subtenant”) shall have the meanings ascribed to them in the PILOT Agreement.

(iv)          Subtenant covenants that at all times from and after the Commencement Date through the expiration or earlier termination of this Sublease (the “Effective Period”), Subtenant shall ensure that employees and applicants for employment with the Subtenant are treated without regard to their race, color, creed, age, sex or national origin.  As used in this Section 3(d)(iv) only, the term “treated” shall mean and include the following: recruited, whether by advertising or other means; compensated, whether in the form of rates of pay or other forms of compensation; selected for training, including apprenticeship; promoted; upgraded; downgraded; demoted; transferred; laid off; and terminated.

(e)          Subtenant shall indemnify and hold Sublandlord harmless from and against any and all loss, cost, liability, damage or expense (including, without limitation, reasonable attorneys’ fees, disbursements and court costs) actually incurred by Sublandlord (or any of its affiliates) arising from any failure of Subtenant to comply in all respects with Sections 3(d)(i) or 3(d)(iv) above or any misrepresentation by Subtenant contained in Sections 3(d)(ii) or 3(d)(iii) above.  If any amount payable by Sublandlord under the Lease is greater than it would otherwise be, or if any additional amount is payable by Sublandlord under the Lease, in either case, due to any failure of Subtenant to comply in all respects with Sections 3(d)(i) or 3(d)(iv) above or any misrepresentation by Subtenant contained in Sections 3(d)(ii) or 3(d)(iii) above, Subtenant shall pay to Sublandlord 100% of the amount by which such amount payable is so greater than it would otherwise be or 100% of the additional amount payable, as the case may be, within ten (10) days after Sublandlord’s demand therefor.  If any amount payable by Sublandlord under the Lease, is greater than it would otherwise be, or if any additional amount is payable by Sublandlord under the Lease, in either case, due to any default under the Lease which is not caused by any act or omission of, or breach of any representation or warranty by, Subtenant, Subtenant shall have no liability to pay for any of such incremental amount by which Sublandlord’s payment obligation is so greater or such additional amount.

(f)          If Sublandlord receives a refund or credit against future installments of Rent pursuant to Article 2 of the Lease from Prime Lessor relating to any time period for which Subtenant is paying Subtenant’s Share thereof in accordance with this Section 3, then Subtenant shall be entitled to a refund in the amount of Subtenant’s Share of such refund or credit, which shall be paid to Subtenant within thirty (30) days after Sublandlord’s receipt of such refund or application of such credit, as the case may be.

(g)          Upon the written request of Subtenant given no later than thirty (30) days after Subtenant’s receipt of a copy of an instrument setting forth the amount payable by Subtenant pursuant to Section 3(a)(iv) above for a specified Operating Year (which instrument Sublandlord agrees to deliver to Subtenant promptly following Sublandlord’s receipt of Landlord’s Statement from Prime Lessor with respect to the period in question), Sublandlord shall exercise its right to examine Prime Lessor’s books and records as set forth in Section 2.07(j)(i) of the Lease for the benefit of Subtenant (and shall promptly share the results of such examination with Subtenant), and, if applicable, subject to the provisions of Section 10(d) below, Sublandlord shall enforce Sublandlord’s arbitration rights under Section 2.07(j)(ii) of the Lease for the benefit of Subtenant if, within sixty (60) days after the date on which such instrument is received by Subtenant from Sublandlord, Subtenant notifies Sublandlord that Subtenant disagrees with the applicable instrument, specifying the basis for such disagreement and, if Subtenant is reasonably able to determine such amount, the amount of Subtenant’s Share of the Operating Payment that Subtenant claims is due.

4.          Use.  The Premises shall be used only for general and executive offices in connection with Subtenant’s business, ancillary uses in connection therewith, and for any lawful purpose permitted under the Lease, and for no other purpose.

5.          Incorporation; Lease.

(a)          Except as may be inconsistent with the terms of this Sublease (and in the case of such inconsistency, the parties agree that the provisions of this Sublease shall govern and control), all of the terms, covenants and conditions of the Lease are hereby made a part of this Sublease with the same force and effect as if fully set forth at length herein and (i) the term “Landlord” in the Lease shall mean Sublandlord herein, (ii) the term “Tenant” in the Lease shall mean Subtenant herein, (iii) the term “Lease” in the Lease shall mean this Sublease, (iv) the term “Additional Charges” in the Lease shall mean Additional Rent herein, (v) the terms “Premises” or “Office Premises” in the Lease shall mean Premises herein, and (vi) the term “Rent” in the Lease shall mean collectively, the Fixed Rent and Additional Rent herein.  Without limiting the generality of the foregoing, Sublandlord and Subtenant acknowledge that the following provisions of the Lease are inconsistent with the terms of this Sublease and therefore are not incorporated into this Sublease: Sections 1.05(a)(xvii), 2.09, 3.01(j)(i), 3.01(j)(ii), 3.01(j)(iii), 3.01(n), 5.05, 8.04(a), 8.06, 8.21, 8.22, 8.25 and 8.27 and Articles 9 (subject to Section 28 hereof), 10, 11, 12, 13 (subject to Section 24 hereof), 14 and 15 and all redacted provisions of the Lease.  In any case where the consent or approval of Prime Lessor under the Lease is required (which consent shall be given or withheld in accordance with the applicable provisions of the Lease), except as otherwise expressly provided in this Sublease, Sublandlord’s consent shall also be required hereunder (which consent shall not be unreasonably withheld, conditioned or delayed so long as Prime Lessor’s consent has been given, and which consent shall be subject to the applicable provisions of this Sublease, including, without limitation, the provisions of Sections 4.02(b) and 5.03(b) of the Lease, which have been incorporated herein by reference).  Subtenant represents that it has read and is familiar with the terms of the Lease (except for any redacted provisions). For the avoidance of doubt, and notwithstanding anything to the contrary contained in the Lease, the Development Agreement and Storage Space do not apply to this Sublease.

(b)          Except as otherwise provided herein, the time limits contained in the Lease for the giving of notices, making payments or demands or performing of any act, condition or covenant on Sublandlord’s part, as tenant thereunder, are changed for the purposes of incorporation herein by reference by shortening same in each instance by three (3) days, so that Subtenant shall have a lesser time to observe or perform under this Sublease than Sublandlord has under the Lease.  In no event, however, shall Subtenant have less than two (2) Business Days to so observe or perform.  If Sublandlord or Subtenant receives any notice or demand from Prime Lessor relating to this Sublease, the Premises or the Prime Leased Premises or Subtenant receives any notice or demand from Prime Lessor under the Lease, said party shall promptly give a copy thereof to the other.

(c)          Subject to the provisions of this Sublease, including, without limitation, Section 5(a) of this Sublease and this Section 5(c), Subtenant shall comply with all of the terms, covenants and conditions of the Lease on the part of tenant therein named to be performed thereunder, but only to the extent such terms, covenants and conditions are incorporated herein by reference, except with respect to (i) the payment of Fixed Rent payable under the Lease, for which a separate provision is provided in Section 2 of this Sublease, (ii) payments on account of PILOT Payments, Additional Tax Payments, Imposition Payments, Tax Payments, and Operating Payments, for which a separate provision is provided in Section 3 of this Sublease, and (iii) payments on account of electricity, for which a separate provision is provided in Section 26 of this Sublease.

(d)          Performance by Prime Lessor under the Lease of any covenant of Sublandlord under this Sublease shall be deemed and accepted by Subtenant as performance by Sublandlord under this Sublease of such covenant.  Subject to the provisions of Section 10 of this Sublease, Sublandlord shall not be responsible for any breach of the Lease by Prime Lessor or any nonperformance or noncompliance with any provision thereof by Prime Lessor, including, without limitation, the failure of Prime Lessor to provide any services, utilities and/or repairs.  Sublandlord makes no representation that Prime Lessor will provide any or all of the services, utilities and/or repairs referred to and incorporated by reference into this Sublease.

(e)          Subtenant shall not do nor willingly permit anything to be done which would violate or breach the terms and provisions of the Lease so as to cause the Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Prime Lessor under the Lease, except to the extent such violation or breach is caused by Sublandlord, anyone claiming by, through or under Sublandlord, or its or their contractors, agents and/or employees (except Subtenant, or Subtenant’s contractors, agents and/or employees).  Sublandlord agrees that it shall not commit any act (including, without limitation, any amendment or termination of the Lease), omit to take any action (unless the duty not to act or to act is Subtenant’s pursuant to this Sublease), or default under the Lease if the same would have any material adverse effect on Subtenant, Subtenant’s leasehold estate hereunder, or Subtenant’s use and enjoyment of the Premises.

6.          Remedies.

(a)          Sublandlord shall have the same rights and remedies with respect to a breach of this Sublease by Subtenant as Prime Lessor has with respect to a breach of the Lease, as if the same were more fully set forth at length herein, and Sublandlord shall have, with respect to Subtenant, this Sublease and the Premises, all of the rights, powers, privileges and immunities as are had by Prime Lessor under the Lease.

(b)          If Prime Lessor, in writing, shall claim or otherwise allege that use of, action or inaction involving, or other circumstances concerning, the Premises is in violation of any provision of or is a default under the Lease, then, to the extent such use, action or inaction or other circumstances result from the failure of Subtenant to comply with Section 5(c) of this Sublease, then in addition to Sublandlord’s other rights hereunder and at law, Subtenant, promptly after notice from Sublandlord, shall cease such use or action, take such action or cause such circumstance to be changed so that the basis or alleged basis for such claim or allegation shall no longer exist.

7.          Termination of Lease; Default under the Lease.  Sublandlord covenants and agrees not to voluntarily cancel or surrender the Lease (other than pursuant to the exercise of a termination right currently provided for in the Lease as a result of fire or other casualty or condemnation) or voluntarily modify the Lease so as to (i) deprive Subtenant of any rights under this Sublease or (ii) adversely affect Subtenant, Subtenant’s leasehold estate hereunder, or its use and enjoyment of the Premises, without the prior written consent of Subtenant (which consent of Subtenant may be given or withheld in Subtenant’s sole and absolute discretion); provided that Sublandlord may voluntarily cancel or surrender the Lease if Prime Lessor agrees to recognize this Sublease as a direct lease between Prime Lessor and Subtenant.  Notwithstanding anything to the contrary contained herein, if the Lease is terminated for any reason whatsoever, whether by operation of law or otherwise (other than Sublandlord’s breach of the first sentence of this Section 7), Sublandlord shall not be responsible for such termination or the termination of this Sublease as a result thereof, unless such termination was a result of a default by Sublandlord under the Lease (and such default was not caused by a corresponding default by Subtenant under this Sublease), in which case Sublandlord shall indemnify and hold Subtenant harmless from any liabilities and damages, including, without limitation, reasonable attorneys’ fees incurred in connection with, arising out of, or resulting from such termination.

8.          Subordination.

(a)          In accordance with the requirements of Section 5.04(d)(iii) of the Lease but subject to the provisions of Prime Lessor’s Non-Disturbance Agreement (as such term is hereinafter defined) and the provisions of this Sublease, this Sublease is subject and subordinate to the Lease, and in the event of termination, reentry or dispossess by Prime Lessor under the Lease as a result of a default by Sublandlord under the Lease, Prime Lessor may, at its option (and shall, if required to under the Prime Lessor’s Non-Disturbance Agreement), take over all of the right, title and interest of Sublandlord, as sublessor, under this Sublease, and Subtenant shall, at Prime Lessor’s option or if required to under the Prime Lessor’s Non-Disturbance Agreement, attorn to Prime Lessor pursuant to the then executory provisions of this Sublease; provided that, except as set forth in Prime Lessor’s Non-Disturbance Agreement, Prime Lessor shall not be liable for, subject to or bound by any item or matter of the type that a Successor Landlord (as defined in the Lease) is not liable for, subject to or bound by in the case of an attornment by Sublandlord to a Successor Landlord under Section 6.01(a) of the Lease.

(b)          As of the date hereof, Sublandlord shall request in writing to Prime Lessor that Prime Lessor request a duly executed and acknowledged (i) non-disturbance agreement in favor of Subtenant from Prime Lessor’s current lender (i.e., Deutsche Bank AG, New York Branch and Goldman Sachs Mortgage Company) substantially in the form attached to the Lease as Exhibit M-1, and (ii) a Tenant Lease Subordination, Non-Disturbance and Attornment Agreement (as such term is defined in the PILOT Agreement) in favor of Subtenant in the form attached to the PILOT Agreement as Exhibit I-3.

(c)          Following receipt of notice by Sublandlord from Prime Lessor that the Lease shall be subordinated by any future Superior Mortgage, Superior Lease or Condominium Declaration, Sublandlord shall request in writing to Prime Lessor that Prime Lessor request a subordination, non-disturbance and attornment agreement substantially in the form annexed to the Lease as (i) Exhibit M-1 or M-3, as applicable, from any future Superior Mortgagee in connection with any future Superior Mortgage (including the IDA or otherwise in connection with any financing relating to the PILOT Agreement)), (ii) Exhibit M-2 or M-3, as applicable, from any future Superior Lessor in connection with any future Superior Lease (including the IDA or otherwise in connection with any financing relating to the PILOT Agreement), or (iii) Exhibit M-2 in connection with any future Condominium Declaration, each in favor of Subtenant.  For the purposes of this Section 8, a “request” made by Sublandlord shall be in writing to Prime Lessor (with a copy to Subtenant) and, if necessary, a follow-up phone call by Sublandlord to Prime Lessor.

9.          Assignment and Subleasing.

(a)          Subtenant shall not, by operation of law or otherwise, assign, mortgage or encumber the Sublease, or sublet the Premises in whole or in part or permit the Premises or any part thereof to be used by others without obtaining, in each instance, the prior written consent of Prime Lessor on the terms and conditions set forth in the Lease and, notwithstanding Section 5.03(d) or the last sentence of Section 5.04(e) of the Lease, the prior written consent of Sublandlord, which consent of Sublandlord, shall not be unreasonably withheld, conditioned or delayed; provided that the conditions set forth in Section 5.03 of the Lease are satisfied and that the proposed assignee or sublessee is not an Office Competitor of Tenant (as defined in the Lease), as such definition may be updated by Sublandlord from time to time pursuant to Section 13.05 of the Lease; provided further that (I) Subtenant receives prompt notice of any such updates and (II) Subtenant shall have the right to require that Sublandlord confirm in writing that a proposed assignee or sublessee who is not set forth on the then Office Competitor list will not be an Office Competitor for at least nine (9) months following such confirmation, and if so confirmed in writing by Sublandlord and the applicable assignment or sublease is fully executed within nine (9) months after such confirmation, any such update to the list shall not apply to such prospective assignee or sublessee; it being agreed that, (X) if Sublandlord shall fail to respond to such request for confirmation within ten (10) days after such request, then Sublandlord shall be deemed to have so confirmed that such proposed assignee or sublessee will not be an Office Competitor for at least nine (9) months following the expiration of such ten (10) day period and (Y) in the event that Sublandlord notifies Subtenant within such ten (10) day period that such proposed assignee or sublessee will be an Office Competitor, then Sublandlord shall cause the entity in question to become an Office Competitor within twelve (12) months of such notice.  Notwithstanding anything to the contrary contained in this Sublease, Sublandlord’s consent shall not be required in connection with an assignment, transfer or arrangement by Subtenant as described in Sections 5.01(b) through and including Section 5.01(e) of the Lease, incorporated herein by reference.

(b)          For the avoidance of doubt, Sections 5.03(b) and 8.08 of the Lease shall apply to this Section 9 and are hereby incorporated by reference.

(c)          The parties agree that (I) the phrase “reorganization or recapitalization” as used in Section 5.01(b)(i) of the Lease, as incorporated herein by reference, shall include the right to assign to a successor entity in the event of Subtenant’s demutualization or conversion to a mutual holding company and (II) for the purposes of determining net worth pursuant to Section 5.01(b)(D) of the Lease, as incorporated herein by reference, at Subtenant’s option may be computed by Subtenant in accordance with GAAP or statutory accounting principles applicable to insurance companies, in each case, to the extent the same is consistently applied in Subtenant’s financial statements.

(d)          Any attempt to assign, mortgage or encumber this Sublease, or to sublet or to permit the use by others of the Premises in whole or in part, in violation of this Section 9 shall be null and void.

10.          Services; Interruption; Enforcement of Lease.

(a)          Except as otherwise provided in this Sublease to the contrary (including, without limitation, the provisions of Section 5(e) above, this Section 10, and Section 21 below), Sublandlord shall have no obligation to (i) perform any services under this Sublease (including, without limitation, the providing of electrical energy), (ii) make any repairs or restorations, (iii) comply with any Laws or requirements of any governmental authorities, (iv) provide any additional insurance other than what Sublandlord is required to provide under the Lease, or (v) remove, encapsulate or otherwise treat any asbestos-containing materials or other hazardous materials located in the Premises and/or the Building, except to the extent required to cure any misrepresentation of Sublandlord in this Sublease, or (vi) take any other action that Prime Lessor is obligated to provide, make, comply with or take, or cause to be done, under the Lease that is not an obligation of Sublandlord under this Sublease (collectively, “Services”) and the only Services to which Subtenant is entitled under this Sublease, including, without limitation, any repairs, elevator, Messenger Center Services, water, utilities, heating and air conditioning, are those to which Sublandlord is entitled as the tenant under the Lease, and for all such services, Subtenant will look solely to Prime Lessor.  Sublandlord assumes no liability for any covenants, representations or warranties made by Prime Lessor under the Lease, except to the extent incorporated by reference herein.  Sublandlord shall take all reasonable steps to assist Subtenant as Subtenant may from time to time request, without liability to Sublandlord, in obtaining such services from Prime Lessor; provided that Subtenant indemnifies and reimburses Sublandlord for its equitably determined share (which equitably determined share shall be determined by taking into account the area affected by such services, in addition to other relevant factors) of any reasonable out-of-pocket cost or expense incurred with respect thereto.  In furtherance of the foregoing sentence, if Prime Lessor fails to comply with any of the provisions of the Lease (including, without limitation, with respect to the Services), and such failure has a material adverse effect on Subtenant, Subtenant’s leasehold estate hereunder, or its use and enjoyment of the Premises, then, in such event, upon Subtenant’s written request, Sublandlord (in consultation with Subtenant) shall make commercially reasonable efforts, to enforce the applicable provisions of the Lease (including, without limitation, exercising all of its rights and remedies available under the Lease, including, without limitation, self-help pursuant to Section 4.09 of the Lease), and Subtenant shall be entitled to participate with Sublandlord in Sublandlord’s enforcement of Sublandlord’s rights against Prime Lessor, in each case, at no cost or expense to Sublandlord and at Subtenant’s sole cost and expense, for Subtenant’s benefit in an attempt to cause Prime Lessor to cure such failure, provided that if other portions of the Prime Leased Premises benefit from such enforcement, then Sublandlord shall be responsible for its equitable share of such costs and expenses (which equitable share shall be determined by taking into account the area affected, in addition to other relevant factors).  If applicable, Sublandlord shall reimburse Subtenant for such equitable share of such costs and expenses within thirty (30) days after delivery of an invoice therefor (including reasonable supporting documentation).  Sublandlord does hereby agree to indemnify and hold Subtenant harmless from and against all liability, loss or damage, including, without limiting the foregoing, reasonable attorneys’ fees and disbursements but expressly excluding any special, consequential or punitive damages, which Subtenant shall suffer by reason of Sublandlord’s failure to timely take commercially reasonable efforts in accordance with the terms of this Section 10 following receipt of Subtenant’s written request. Nothing contained in this Sublease shall be deemed a waiver of Sublandlord’s or Subtenant’s rights to receive Services from Prime Lessor and Sublandlord agrees that Subtenant shall be entitled to receive the benefit of all such Services (other than those Services explicitly not incorporated into this Sublease pursuant to Section 5(a)) in accordance with the provisions of the Lease with respect to the Premises.  Sublandlord shall in no event be liable to Subtenant for any failure by Prime Lessor to render any of the Services (except to the extent resulting from a default by Sublandlord under the Lease or this Sublease), nor shall any such failure entitle Subtenant to any abatement or reduction in Fixed Rent or Additional Rent payable under this Sublease or to any right to terminate this Sublease, except as otherwise provided in this Sublease.

(b)          Notwithstanding anything to the contrary contained in this Sublease, if and to the extent Sublandlord is entitled, in accordance with the provisions of the Lease (including, without limitation, Section 3.02(d) of the Lease), to any abatement or reduction of Fixed Rent and/or Additional Charges payable by Sublandlord under the Lease as a result of fire, other casualty, condemnation, for Prime Lessor’s failure to make repairs, restorations or to supply any materials and services (including, without limitation, the Services) or otherwise pursuant to the provisions of the Lease, in each case affecting the Premises, or as a result of any other cause affecting the Premises, then, in such event, Subtenant shall be entitled to a corresponding and equitably determined abatement of the Fixed Rent and Additional Rent payable under this Sublease (which corresponding and equitably determined abatement shall be calculated based upon, in addition to any other relevant factors, (i) the area affected and (ii) the ratio that the amount of Fixed Rent and Additional Charges payable under the Lease bears to the amount of Fixed Rent and Additional Rent payable under this Sublease).

(c)          If the Lease requires Sublandlord to provide notice to Prime Lessor in connection with any Services, and Subtenant is entitled to such Services under this Sublease, Subtenant shall provide notice (i) to Sublandlord in the manner required under this Sublease for such Services (but copies need not be sent to Sublandlord’s attorney, notwithstanding the provisions of Section 16 hereof), and Sublandlord shall promptly thereafter provide such notice to Prime Lessor, or (ii) by email to both Sublandlord (addressed to Mitchell Feinberg at mfeinberg@coach.com) and Prime Lessor (addressed to Lindsay Defouw at lindsay.defouw@related.com) pursuant to Section 9(a) of the Sublease Consent, unless Subtenant and Sublandlord are otherwise directed by Prime Lessor.

(d)          In the event that Prime Lessor fails to comply with any of the provisions of the Lease (including, without limitation, with respect to the Services) and Sublandlord fails or refuses to cause Prime Lessor’s performance of the same by enforcing the applicable provisions of the Lease for Subtenant’s benefit as set forth above within thirty (30) days after receipt of Subtenant’s written request, then Sublandlord shall, promptly following Subtenant’s request therefor, bring a legal action or proceeding (in consultation with Subtenant), at Subtenant’s sole cost and expense, in Sublandlord’s name, to enforce the same against Prime Lessor.  In any instance in which Sublandlord’s remedies under the Lease are limited to arbitration in accordance with the provisions of the Lease, Sublandlord shall, upon written request of Subtenant, and in consultation with Subtenant, enforce Sublandlord’s right under the Lease for the benefit of Subtenant by arbitration in accordance with the applicable provisions of the Lease and Subtenant shall be entitled to participate with Sublandlord in Sublandlord’s enforcement of Sublandlord’s rights against Prime Lessor, in each case, at no cost or expense to Sublandlord and at Subtenant’s sole cost and expense, for Subtenant’s benefit in an attempt to cause Prime Lessor to cure such failure.  Subtenant does hereby indemnify and hold Sublandlord harmless from and against any and all demands, claims, damages, costs, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses, court costs, penalties and fines) arising out of, resulting from, or in connection with any such actions and/or proceedings, including, without limitation, any claim that a default has occurred under the Lease.  Notwithstanding the foregoing, if other portions of the Prime Leased Premises benefit from any such enforcement pursuant to the provisions of this Section 10(d), whether by legal action or proceeding or by arbitration, then Sublandlord shall be responsible for its equitable share of such costs and expenses with respect to such enforcement (which equitable share shall be determined by taking into account the area affected, in addition to other relevant factors).  If applicable, Sublandlord shall reimburse Subtenant for such equitable share of such costs and expenses within thirty (30) days after delivery of an invoice therefor from Subtenant (including reasonable supporting documentation).

11.          Broker.  Sublandlord and Subtenant represent to the other that it has dealt with no broker in connection with this Sublease except Fischer & Company and Related Management Company, L.P. (collectively, the “Brokers”).  Subtenant shall indemnify and hold Sublandlord and Prime Lessor harmless from all costs, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising from any claim for brokerage commission made by any party other than the Brokers claiming to act for or on behalf of Subtenant in this Sublease and resulting from a breach of Subtenant’s representation in this Section 11.  Sublandlord shall indemnify and hold Subtenant harmless from all costs, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising from any claim for brokerage commission made by any party, including the Brokers, claiming to act for or on behalf of Sublandlord in this Sublease and resulting from a breach of Sublandlord’s representation in this Section 11.  Subtenant shall not be liable for payment of the commission due to the Brokers in connection with this Sublease which commission shall be payable by Sublandlord pursuant to a separate agreement.  Subtenant’s and Sublandlord’s obligations under this Section 11 shall survive the termination of this Sublease.

12.          Holdover.  Upon the expiration or other termination of the Term, Subtenant shall quit and surrender the Premises as provided in the Lease.  If Subtenant holds over at the expiration or earlier termination of this Sublease without Sublandlord’s consent, then, in addition to all other rights and remedies of Sublandlord provided by law or by the terms of this Sublease (including, without limitation, by the terms of Section 6.10 of the Lease as incorporated in this Sublease), Subtenant shall pay to Sublandlord, in lieu of the Fixed Rent and Additional Rent under this Sublease, the amounts (“Subtenant’s Holdover Penalty”) Sublandlord is obligated to pay Prime Lessor under Section 6.10 of the Lease. For the avoidance of doubt, if Subtenant holds over without Sublandlord’s consent after expiration or termination of this Sublease, and it is the sole cause of Sublandlord’s hold over liability under Section 6.10 of the Lease, Subtenant shall be responsible for the holdover rental for all of the Prime Leased Premises, including without limitation, the Premises under this Sublease.  Notwithstanding the foregoing, if Sublandlord, or anyone claiming by, through or under Sublandlord (other than Subtenant), is holding over in all or any portion of the Prime Leased Premises at the expiration or earlier termination of the Lease, then Subtenant’s Holdover Penalty shall be equitably reduced by a portion of the hold over rental which Sublandlord is obligated to pay Prime Lessor under Section 6.10 of the Lease, which portion shall be determined by taking into account the area affected by such holdover by Sublandlord, or anyone claiming by, through or under Sublandlord (other than Subtenant).  Subtenant’s obligations under this Section 12 shall survive the termination of this Sublease.

13.          Insurance.  On or prior to the Commencement Date, Subtenant shall deliver to Sublandlord certificates of insurance naming Sublandlord, Prime Lessor and such other parties as are required to be named pursuant to the Lease as additional insureds, which certificates shall evidence the insurance required to be carried by Subtenant pursuant to the provisions of this Sublease.

14.          As Is; Alterations.  Subtenant accepts the Premises “as is,” as of the Possession Date (subject to completion of Sublandlord’s Work, Punch List Items and reasonable wear and tear, provided that Sublandlord shall, at its sole cost and expense, promptly repair any damage to the Premises caused by Sublandlord or any of its contractors, agents or employees between the Possession Date and the Commencement Date), broom-clean, free of any occupancy and free of all furniture and other personal property and Sublandlord shall have no obligation to perform any alterations, work or repairs on behalf of Subtenant or contribute any sums toward same, except as otherwise set forth in this Sublease (including, without limitation, Section 21 of this Sublease).  As of the date hereof, Sublandlord hereby represents that, to Sublandlord’s Knowledge, (i) all systems in or servicing the Premises are in good working order, (ii) Sublandlord has not received any notices from Prime Lessor or any governmental authority of any violations of Laws with respect to the Premises and (iii) no asbestos or other Hazardous Materials exist in the Premises.  Except as otherwise expressly set forth herein, Subtenant acknowledges that no representations with respect to the condition of the Premises, or with respect to the condition of any fixtures, equipment or furnishings therein contained, have been made to Subtenant.  Notwithstanding anything to the contrary contained in this Sublease, Subtenant shall not be required to make (x) any structural changes or (y) any Alterations to the Premises, unless, in either case, the same are necessitated by reason of Subtenant’s performance of any Alterations or Subtenant’s particular manner of use of the Premises (as opposed to the mere use by Subtenant of the Premises for the permitted use set forth in Section 4 of this Sublease).  Subtenant shall not perform any Alterations in preparing the Premises for occupancy, or otherwise during the Term, without the prior written approval of Prime Lessor if required under the Lease (and which consent shall be given or withheld in accordance with the provisions of the Lease) and of Sublandlord (which consent shall not be unreasonably withheld, conditioned or delayed so long as Prime Lessor’s consent is obtained), except that if Prime Lessor’s consent is not required under the Lease, Sublandlord shall be deemed to have granted its consent thereto.  If so approved (or deemed approved, to the extent such approval is required hereunder), all such Alterations shall be performed in full compliance with the applicable provisions of the Lease.  Notwithstanding anything to the contrary contained in this Sublease, the provisions of Section 4.02(d) of the Lease shall not be applicable to Subtenant, (a) as between Sublandlord and Subtenant, and (b) as between Prime Lessor and Subtenant, to the extent set forth in Section 5(a) of the Sublease Consent.

15.          Merger.  All prior understandings and agreements between the parties are merged within this Sublease, which alone fully and completely sets forth the understanding of the parties.  This Sublease may not be changed or terminated orally or in any manner other than by an agreement in writing and signed by the party against whom enforcement of the change or termination is sought.

16.          Notices.  Any notice or demand which either party may or must give to the other hereunder shall be in writing and given in accordance with Section 8.01 of the Lease, addressed as follows:

If to Sublandlord:	Coach, Inc.
10 Hudson Yards
New York, New York 10001
Attn:  Todd Kahn

with a copy to:

Coach, Inc.
10 Hudson Yards
New York, New York 10001
Attn:  Mitchell L. Feinberg

and a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10022
Attn:  Jonathan L. Mechanic, Esq.

If to Subtenant:	The Guardian Life Insurance Company of America
6255 Sterner’s Way
Bethlehem, PA 18017
Attn:  AVP, Corporate Real Estate

with a copy to the following:
The Guardian Life Insurance Company of America
7 Hanover Square, #23J
New York, NY 10004
Attn:  VP, Corporate Initiatives Counsel, Law Dept.

with a further copy to the following:
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn:  Akiba Stern, Esq.

Either party may, by like notice, direct that future notices or demands be sent to a different address.

17.          Consents.  Subtenant shall furnish to Sublandlord such information as may be reasonably necessary to obtain Prime Lessor’s unconditional consent to this Sublease. Sublandlord and Subtenant agree to enter into such agreements among Prime Lessor, Sublandlord and Subtenant as Prime Lessor may reasonably require pursuant to the Lease in connection with giving its consent to this Sublease including, without limitation, an agreement to attorn to Prime Lessor in the event of a termination of this Sublease, subject to the provisions of the Prime Lessor’s Non-Disturbance Agreement.  Any delay in Prime Lessor’s furnishing such consent shall not postpone or extend the Expiration Date.  If such consent is denied, this Sublease shall thereupon terminate and be of no further force or effect.  Sublandlord shall request Prime Lessor’s consent with reasonable promptness following Subtenant’s submission of the executed Sublease to Sublandlord and Sublandlord shall use its best efforts to obtain such consent.  Upon receiving written consent from Prime Lessor, Sublandlord shall promptly deliver a copy thereof to Subtenant.

18.          Delivery of Possession.

(a)          Sublandlord hereby delivers possession of the Premises to Subtenant as of the date hereof.  Notwithstanding anything herein contained to the contrary, except as set forth in Section 1(c) above, if Sublandlord is unable to deliver to Subtenant possession of the Premises, or any part thereof, on the Possession Date because of a fire or casualty therein or for any other Unavoidable Delay, (i) Sublandlord shall not be subject to any liability for failure to deliver possession on the Possession Date, (ii) the validity of this Sublease shall not be impaired, (iii) the same shall not be construed to extend the term of this Sublease, and (iv) the term of this Sublease shall commence on the date on which Sublandlord delivers possession of the Premises to Subtenant.

(b)          The provisions of this Section 18 are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.

(c)          Subtenant shall have the right, from time-to-time, to access the Premises prior to the Commencement Date; provided that (i) such access is for the sole purpose of conducting due diligence, planning and design purposes, taking measurements, performing layouts and surveys, and preparing plans and specifications (collectively, the “Subtenant’s Preparation Work”), and (ii) in Sublandlord’s reasonably exercised judgment, Subtenant’s Preparation Work shall not interfere with or delay the performance of Sublandlord’s Work (except to a de minimis extent).  Sublandlord agrees that no Fixed Rent or Additional Rent shall be incurred by Subtenant as a result of such access until the Rent Commencement Date; provided that the provisions of Section 1(b) above shall apply to such access.

19.          Intentionally Omitted.

20.          Initial Subtenant Work; Subtenant Improvement Allowance.

(a)          Subject to Section 20(b) of this Sublease, Sublandlord shall pay or reimburse Subtenant for the costs incurred by Subtenant for the Initial Subtenant Work in an amount equal to $11,865,440.00 or $80.00 per rentable square foot of the Premises (the “Subtenant Improvement Allowance”) to construct subtenant improvements in the Premises (“Initial Subtenant Work”), upon the following terms and conditions:

(i)          The Subtenant Improvement Allowance shall be used to offset the actual costs of performing or installing the Initial Subtenant Work, including, without limitation, “hard” construction costs as well as “soft costs”, including, but not limited to, for Subtenant’s architectural, engineering, permitting and filing fees, along with contractor and vendor costs associated with the anticipated improvements to the Premises, including, but not limited to, space planning services, architectural, engineering, construction document preparation, and improvements in the Premises.

(ii)          The Subtenant Improvement Allowance shall be payable to Subtenant in installments as the Initial Subtenant Work progresses, but in no event more frequently than monthly.  Installments of the Subtenant Improvement Allowance shall be payable by Sublandlord within thirty (30) days following Subtenant’s satisfaction of each of the conditions required for disbursement set forth in Section 20(a)(iii).

(iii)          Prior to the payment of any installment, Subtenant shall deliver to Sublandlord a request for disbursement which shall be accompanied by (w) with respect to the first request for disbursement, unpaid invoices for such work and services covered by the requisitions for the Initial Subtenant Work performed or incurred for which disbursement is being sought, (x) beginning with the second request for disbursement, paid invoices for the Initial Subtenant Work that was paid or reimbursed by Sublandlord against the previous request for disbursement, plus invoices for such work and services covered by the requisitions for the Initial Subtenant Work performed or incurred since the last disbursement of the Subtenant Improvement Allowance for which disbursement is being sought, (y) a certificate signed by Subtenant’s architect and an officer of Subtenant certifying that the portion of the Initial Subtenant Work and services represented by the aforesaid invoices have been completed substantially in accordance with the plans and specifications therefor approved by Sublandlord and/or Prime Lessor, as applicable, and have not been the subject of a prior disbursement of the Subtenant Improvement Allowance, and (z) beginning with the second request for disbursement, lien waivers by contractors, and subcontractors (with whom Subtenant contracted directly) entitled by statute to file mechanics’ liens for all such work and services covered by the requisitions for the previous request for disbursement. Upon the substantial completion of all Initial Subtenant Work and receipt by Sublandlord of (1) a certificate signed by Subtenant’s architect and an officer of Subtenant certifying that all of the Initial Subtenant Work has been completed substantially in accordance with the plans and specifications therefor approved by Sublandlord and/or Prime Lessor, as applicable, (2) a true copy of all Building Department sign-offs and inspection certificates and any permits required to be issued by the Building Department or any other governmental entities having jurisdiction thereover in connection with the Initial Subtenant Work (other than any which are not issued solely because of conditions in the Building for which Subtenant is not responsible), and (3) a final mechanics lien waiver from all contractors and such subcontractors (with whom Subtenant contracted directly) entitled by statute to file mechanics’ liens performing the Initial Subtenant Work, Sublandlord shall disburse to Subtenant the excess of the Subtenant Improvement Allowance over all amounts previously disbursed by Sublandlord pursuant to this Section 20(a)(iii).

(iv)          Subtenant shall not be in default under this Sublease beyond any applicable notice, cure and grace period hereunder.

(b)          Sublandlord shall deduct from the Subtenant Improvement Allowance $10.00 per rentable square foot for the work currently located in the Premises, which has been completed by, or on behalf of Sublandlord.

(c)          Notwithstanding anything to the contrary contained in this Section 20, in no event shall more than $80.00 per rentable square foot of the Subtenant Improvement Allowance be made available to Subtenant.

(d)          Subtenant shall manage the design process and have its interior designer, space planner, and/or architect prepare a complete set of working drawings and detailed plans and specifications and deliver such working drawings and plans and specifications to Sublandlord and Prime Lessor for their prior written approval, to the extent required under the provisions of this Sublease, at least thirty (30) days prior to the commencement of the work reflected thereon for any working drawings and plans and specifications involving more than one floor and at least fifteen (15) days prior to the commencement of the work reflected thereon for any other work contemplated by such working drawings and plans and specifications, which approval shall be given or withheld in accordance with the applicable provisions of this Sublease.  Subtenant shall be responsible for performing the Initial Subtenant Work and shall engage a general contractor or construction manager, subject to Sublandlord’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed and Prime Lessor’s prior written consent which shall be given or withheld in accordance with the provisions of the Lease, including, without limitation, Section 4.02(e) of the Lease. For the avoidance of doubt, to the extent Sublandlord’s consent is required hereunder with respect to such drawings and plans and specifications, Sublandlord’s failure to timely respond with its rejection or approval of the same shall be governed by the provisions of Section 4.02(b) of the Lease, incorporated herein by reference, other than as expressly set forth in this Section 20(d).  Subtenant or its construction manager shall manage the bid and selection process for any contractor, subcontractor, vendor, or material suppliers retained directly by Subtenant and award contracts for each construction trade.

(e)          Subtenant shall pay to Sublandlord within thirty (30) days following demand Sublandlord’s and Prime Lessor’s reasonable actual third-party out-of-pocket costs and expenses (including, without limitation, the reasonable actual third-party out-of-pocket fees of any architect or engineer employed by Sublandlord or Prime Lessor) incurred by Sublandlord and/or Prime Lessor for reviewing work drawings, plans and specifications for which Sublandlord’s and Prime Lessor’s approval is required hereunder, in addition to any incremental cost incurred by Sublandlord and/or Prime Lessor as a result of the use of any standby personnel reasonably required as a result of any Initial Subtenant Work in accordance with Section 4.02(c) of the Lease. In addition, Subtenant shall pay to Sublandlord within thirty (30) days following demand, the actual cost for the use of elevators, loading docks, hoists, water, electricity, HVAC and/or parking in connection with the Initial Subtenant Work.

(f)          The right to receive the Subtenant Improvement Allowance set forth in this Section 20 shall be for the exclusive benefit of Subtenant, it being the express intent of the parties hereto that in no event shall such right be conferred upon or for the benefit of any third party, including, without limitation, any contractor, subcontractor, materialmen, laborer, architect, engineer, attorney or any other person, firm or entity. Without in any way limiting the provisions of any indemnification provisions of the Lease incorporated herein, Subtenant shall indemnify and hold harmless Sublandlord from and against any and all liability, damages, claims, costs or expenses arising out of or relating to Sublandlord’s payment (upon written request of Subtenant) of any installment of the Subtenant Improvement Allowance directly to Subtenant’s general contractor or construction manager, together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses.

(g)          On or prior to the Expiration Date or sooner termination of the Term, Subtenant shall, at Subtenant’s expense, remove any Alterations installed by Subtenant, which Alterations Sublandlord is obligated to remove on or prior to the Expiration Date or sooner termination of the Term pursuant to the Lease and/or restore the Prime Leased Premises as required under the Lease.

(h)          Notwithstanding anything in this Sublease to the contrary, in the event that Sublandlord fails to make any payment of the Subtenant Improvement Allowance to Subtenant pursuant to the provisions of this Section 20 on the date that such payment is due hereunder and such failure continues for more than fifteen (15) days following notice from Subtenant to Sublandlord of such failure, such unpaid sums shall bear interest at the Interest Rate from the date such payment was due to Subtenant and, in addition to any other rights or remedies available to Subtenant, Subtenant shall have the right to offset or recoup such unpaid sums, together with interest at the Interest Rate accruing from the date that such payment was due to Subtenant, against the Fixed Rent and Additional Rent thereafter due and payable by Subtenant hereunder; provided such Subtenant right to offset or recoup pursuant to this Section 20(h) shall not commence until the date that Sublandlord has received all documentation with respect to such unpaid sums required under Section 20(a)(iii).

21.          Sublandlord’s Work. Sublandlord shall, at its own cost and expense (e.g., such costs shall not be paid out of the Subtenant Improvement Allowance), perform the work set forth on Exhibit D annexed hereto (collectively, “Sublandlord’s Work”) and complete the same no later than January 1, 2018, in a good and workerlike manner and in accordance with the Lease and all applicable Laws; provided that, (x) except as set forth in Section 1 above or the penultimate sentence of this Section 21, Subtenant shall have no rights or remedies if Sublandlord shall fail to complete Sublandlord’s Work later than such date and (y) Sublandlord shall not be required to complete the Utility Separation Work (as such term is defined in Exhibit D) on or prior to such date, subject to the provisions of this Section 21.  Notwithstanding anything to the contrary contained herein, Sublandlord’s Work shall be deemed to be completed and the Commencement Date shall be deemed to have occurred when Sublandlord’s Work has been completed, except for any Punch List Work (as hereinafter defined) and the Utility Separation Work (which Utility Separation Work shall be performed by Sublandlord after installation of electrical panels by Subtenant as part of the Initial Subtenant Work).  Sublandlord shall perform and complete (X) the Punch List Work within forty-five (45) days after the Commencement Date and (Y) the Utility Separation Work within forty-five (45) days after the installation of such electrical panels and related electrical closets are completed by Subtenant to the extent reasonably necessary, and in the condition reasonably required, for Sublandlord’s performance of the Utility Separation Work.  If Sublandlord fails to so timely perform and complete the Utility Separation Work, in addition to all other rights and remedies of Subtenant provided by law or by the terms of this Sublease, Subtenant may perform the same pursuant to the provisions of Section 4.09 of the Lease, as incorporated herein by reference, provided that clauses (i) and (ii) of Section 4.09(b) of the Lease shall not be applicable to such performance and completion.  Sublandlord covenants that, following the completion of Sublandlord’s Work, the Premises shall be (i) fully-compliant with all Laws applicable to the Premises and (ii) with no outstanding construction liens and/or outstanding violations arising from Sublandlord’s Work applicable to or affecting the Premises with the Department of Buildings, the Fire Marshal or any other governmental subdivision or agency; provided that the foregoing shall not be deemed a condition to the completion of Sublandlord’s Work for determining the Commencement Date, except to the extent that Sublandlord’s failure to deliver the Premises in compliance with clauses (i) and/or (ii) above have an adverse effect on Subtenant’s ability to perform and complete the Initial Subtenant Work or any other adverse effect on Subtenant’s use and enjoyment of the Premises.  If, in accordance with the foregoing sentence, Sublandlord’s Work is deemed to be complete, notwithstanding Sublandlord’s failure to comply with clauses (i) and (ii) above, then promptly after such deemed completion of Sublandlord’s Work, Sublandlord shall, at its sole cost and expense, cause the Premises to comply with all Laws applicable to the Premises and shall promptly remove any such construction liens and/or cure any such outstanding violations.  If Sublandlord’s Work shall not have been completed in accordance with the provisions hereof on or before January 1, 2018 (as such date shall be extended for each day of delay in the completion of Sublandlord’s Work caused by Unavoidable Delay not to exceed ninety (90) days, the “Outside Date”), then the Rent Commencement Date shall be postponed (A) for the first thirty (30) days after the Outside Date, one (1) day for each day after the Outside Date that Sublandlord’s Work has not been completed, and (B) if the Commencement Date has not occurred within thirty (30) days after the Outside Date, then thereafter commencing on the thirty-first (31st) day after the Outside Date, two (2) days for each day after the thirtieth (30th) day after the Outside Date that Sublandlord’s Work has not been completed, in either case, ending on the day immediately preceding the day on which Sublandlord’s Work is completed.  “Punch List Work” means any details of Sublandlord’s Work which remain to be performed by Sublandlord that either individually or in the aggregate do not adversely affect the progress of the Initial Subtenant Work or Subtenant’s use and occupancy of the Premises (or any portion thereof) for the normal conduct of business after the Initial Subtenant Work is complete.

22.          Emergency Generator.  Sublandlord shall reserve and make available to the Premises 250KW of standby power demand load from the Reserved Generator Capacity.  Subject to, and in accordance with, Section 3.01(j) of the Lease and Section 9(c) of the Sublease Consent, Subtenant shall have access to the emergency generator(s) at the Building to connect the Premises to the Reserved Generator Capacity and to repair, maintain and replace any such connections and if no such emergency generator(s) exist or if any existing emergency generator(s) are not sufficient to meet Subtenant’s needs in connection with the Premises, Sublandlord consents to, and agrees to reasonably cooperate with Subtenant to obtain Prime Lessor’s consent to, the installation by Subtenant of emergency generator(s) and all associated pipes, conduits, fuel sources, wires and equipment for the Premises, at Subtenant’s sole cost and expense.  The parties acknowledge and agree that Subtenant shall have no obligation to pay Sublandlord any costs under Sections 3.01(j)(ii) and (iii) of the Lease.  Subtenant shall pay any costs associated with the Reserved Generator Capacity  directly to Prime Lessor pursuant to Section 9(c) of the Sublease Consent.

23.          Parking. Subtenant is permitted to contract directly with the manager of the valet parking garage located under the Building for parking spaces therein. For the avoidance of doubt, Section 8.22 of the Lease shall not apply to Subtenant.

24.          Signage. Subject to Laws, on or before January 1, 2019 (but in no event earlier than November 30, 2018),  Sublandlord shall install (at Sublandlord’s cost) the signage provided by Subtenant (at Subtenant’s cost), substantially as illustrated on Exhibit E-1 attached hereto (subject to any modifications to the content, logos, color and appearance requested by Subtenant to conform to the content, logos, color and appearance of Subtenant’s then corporate branding scheme), all of which shall be deemed an Alteration subject to the terms of the Lease and subject to Prime Lessor’s prior written consent (to be given or withheld in accordance with such terms); it being agreed that such signage shall be approximately 28 inches wide and 14 inches in height and shall be located in the main Building elevator lobby and the elevator lobbies on each of the 20th, 21st and 22nd floors of the Building in the two (2) areas depicted on Exhibit E-2 attached hereto in each such elevator lobby.  In accordance with Section 13.04 of the Lease, Subtenant covenants and agrees that on the expiration or sooner termination of this Sublease, Subtenant, at its sole cost and expense, shall reasonably promptly remove any sign or signs installed or displayed by or on behalf of Subtenant pursuant to this Section 24.

25.          Freight Elevator. In addition to Subtenant’s right to use other freight elevators in the Building in accordance with the Lease and subject to availability, Subtenant shall have the right to use the freight elevator designated as S-03  in the Lease (“Exclusive Freight Elevator”) upon reasonable prior notice to Sublandlord at Subtenant’s sole cost in accordance with Section 3.01(b)(ii) of the Lease; provided that Subtenant shall not unreasonably interfere with Sublandlord’s use of the Exclusive Freight Elevator; it being agreed that the parties shall reasonably cooperate and coordinate schedules and access to the Exclusive Freight Elevator in order to avoid any unreasonable interference.

26.          Electricity.

(a)          Subtenant’s demand for, and consumption of, electricity serving the Premises shall be determined on an aggregate basis for all meters installed (or, if existing retrofitted) with respect to the Premises by Sublandlord at Sublandlord’s expense.  Subtenant shall pay for such electric consumption within thirty (30) days after submission of bills therefor (together with any underlying utility company bills received by Sublandlord), which bills shall be rendered by or on behalf of Sublandlord separately for each meter. Subtenant shall be entitled to its proportionate share of electric energy granted to Sublandlord under the Lease.  From and after the Commencement Date, Sublandlord shall not do anything (or permit anything to be done) which shall or may reduce the electrical capacity provided to the Premises below the demand load existing on each floor of the Premises as of the date hereof.

(b)          The amount payable by Subtenant for electricity consumed within the Premises shall be, for any applicable billing period, calculated at the then applicable rate payable by Sublandlord (i.e., Sublandlord’s actual cost), plus any taxes or other charges in connection therewith.  If any tax shall be imposed upon Sublandlord’s receipts from the sale or resale of electrical energy to Subtenant, the pro rata share applicable to the electrical energy services received by Subtenant shall be passed on to, included in the bill of, and paid by Subtenant if and to the extent permitted by law.  In any event, Subtenant shall pay for such electric consumption within thirty (30) days after rendition of bills therefor (together with any underlying utility company bills received by Sublandlord), which bills shall be rendered by or on behalf of Sublandlord on an aggregate basis for all meters.

(c)          If either the quantity or character of electrical services is changed by the public utility or other company supplying electrical service to the Building or is no longer available or suitable for Subtenant’s requirements, no such change, unavailability or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or, subject to the provisions of Section 10(b) of this Sublease, entitle Subtenant to any abatement or diminution of rent, or relieve Subtenant from any of its obligations under this Sublease, or impose any liability upon Prime Lessor or Sublandlord, or their respective agents, by reason of inconvenience or annoyance to Subtenant, or injury or interruption of Subtenant’s business, or otherwise. Subtenant shall not violate the rules, regulations, terms and conditions applicable to service, equipment, wiring and requirements of the public utility supplying electricity to the Building.

27.          Condenser Water. From and after the date that Subtenant first occupies the Premises for the conduct of Subtenant’s business and during the Term, Subtenant shall be entitled to, and Sublandlord shall arrange with Prime Lessor, for the furnishing to Subtenant on a 24 hour per day basis each day of the year up to an aggregate of 50 tons of pumped condenser water to the Premises for supplemental HVAC system(s) servicing the Premises.  Subtenant shall notify Sublandlord, no later than July 31, 2018, of the amount of condenser water required by Subtenant, and Subtenant shall pay, regardless of actual usage, as Additional Rent, for such condenser water, at the rate therefor charged from time to time by Prime Lessor to Sublandlord, which amounts shall be payable within twenty (20) days after rendition of a bill therefor.

28.          Renewal Rights.  Not less than thirty (30) months prior to the expiration of the Term, time being of the essence, Subtenant shall have the option to provide Sublandlord with a written notice (which notice shall be irrevocable) exercising its option to extend the initial Term of this Sublease, for a term to be coterminous with the First Renewal Option (as defined in the Lease) (the “Initial Renewal Right”); provided that the term of this Sublease shall end no later than one day prior to the expiration of the term of the Lease.  Subtenant shall exercise its Initial Renewal Right and Five Year Renewal Right (as hereinafter defined), if applicable (collectively, the “Renewal Right”), if at all, for all of the Premises (“Renewal Premises”).  Such Initial Renewal Right is contingent on Sublandlord’s exercise of its First Renewal Option and such Five Year Renewal Right is contingent on Sublandlord’s exercise of its Second Five Year Renewal Option (as defined in the Lease), if applicable, in each case, under Article 9 of the Lease.  Provided that Subtenant has timely exercised the applicable Renewal Right and Subtenant is not in default of this Sublease, beyond any applicable grace, notice and cure period, Sublandlord agrees that it shall not exercise its First Renewal Option and Second Five Year Renewal Option, if applicable, under Article 9 of the Lease with respect to less than all of the Premises, unless its First Renewal Option and Second Five Year Renewal Option, if applicable, affect none of the Premises.  Simultaneously with providing notice to Prime Lessor (I) under Article 9 of the Lease exercising Sublandlord’s First Renewal Option or Second Five Year Renewal Option, if applicable, or (II) affirmatively waiving Sublandlord’s right to exercise the First Renewal Option or Second Five Year Renewal Option, if applicable, Sublandlord shall provide a copy of any such notice to Subtenant.  If Sublandlord duly exercises its First Renewal Option with respect to the First Five Year Renewal Term, then, not less than thirty (30) months prior to the expiration of the First Five Year Renewal Term, time being of the essence, Subtenant shall have the option to provide Sublandlord with a written notice (which notice shall be irrevocable) exercising its option (“Five Year Renewal Right”) to further extend the Term of this Sublease for the Second Five Year Renewal Term (as defined in the Lease); provided that the term of this Sublease shall end no later than one day prior to the expiration of the term of the Lease.  If Subtenant has duly exercised its Initial Renewal Right, Subtenant shall be deemed to have renewed this Sublease for the same period of time as to which Sublandlord has exercised its First Renewal Option under Article 9 of the Lease.  If Subtenant has duly exercised its Five Year Renewal Right, Subtenant shall be deemed to have renewed this Sublease for the Second Five Year Renewal Term.  Subtenant’s Renewal Right is subject to the provisions of the Lease, including Section 9.02 of the Lease, where such provisions are not inconsistent with this Section 28, and the Term of this Sublease, as so renewed pursuant to this Section 28, shall be subject to all of the terms and conditions set forth in this Sublease. The Fixed Rent shall be determined pursuant to the provisions of Section 9.02 of the Lease as applied to the Renewal Premises.

29.          Authority.          To induce Sublandlord to enter into this Sublease, Subtenant hereby represents to Sublandlord that (i) Subtenant is a duly formed and validly existing New York mutual insurance company with full power and authority to enter into this Sublease and to perform Subtenant’s obligations under this Sublease in accordance with its terms and (ii) this Sublease has been duly authorized, executed and delivered by Subtenant and constitutes the legal, valid and binding obligation of Subtenant.  To induce Subtenant to enter into this Sublease, Sublandlord hereby represents to Subtenant that (i) Sublandlord is a duly formed and validly existing corporation with full power and authority to enter into this Sublease and to perform Sublandlord’s obligations under this Sublease in accordance with its terms and (ii) this Sublease has been duly authorized, executed and delivered by Sublandlord and constitutes the legal, valid and binding obligation of Sublandlord.

30.          Sublandlord’s Access.  Following reasonable prior notice from Sublandlord to Subtenant, Sublandlord shall, as reasonably required and at reasonable times during non-Business Hours mutually agreed upon by the parties (except in the case of emergency), have access to the 22nd floor of the Premises for purposes of cleaning and maintaining the grease traps in the area depicted on Exhibit A annexed hereto and access to the 20th floor of the Premises for purposes of accessing the mechanical room in the area depicted on Exhibit A annexed hereto; provided that (i) during such access and the performance of such cleaning or maintenance, Sublandlord shall use commercially reasonable efforts to minimize any interference with Subtenant’s access, use and enjoyment of the Premises, (ii) Subtenant shall have the right to have a representative of Subtenant accompany Sublandlord (so long as such representative is made available), (iii) during the performance of such grease trap cleaning or maintenance, Sublandlord shall, at its sole cost and expense, use commercially reasonable efforts to minimize the spread of any smoke, grease, fluids and/or odors throughout the Premises, (iv) following such access and the performance of such cleaning or maintenance, Sublandlord shall, at its sole cost and expense, clean, repair and/or replace any portions of the Premises affected by such access, cleaning or maintenance, and (v) Sublandlord shall indemnify and hold harmless Subtenant against any loss, damage, liability, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of or in connection with such access, cleaning or maintenance (including, without limitation, by reason of accidents, damage, injury or loss to any and all persons and property), except to the extent arising out of the negligent or willful misconduct of Subtenant.

31.          Certain Defined Terms. For the purposes of this Sublease:

(a)          the term “Company Lease” shall mean that certain Amended and Restated Company Lease Agreement dated as of August 1, 2016, by and between Prime Lessor and Agency;

(b)          the term “Underlying Lease Documents” shall mean, collectively, the (i) Company Lease, (ii) PILOT Agreement, (iii) Lease, (iv) that certain Subordination, Non-Disturbance and Attornment Agreement entered into as of August 1, 2016, by and among Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company and Sublandlord, and (v) that certain Subordination, Non-Disturbance and Attornment Agreement dated as of August 1, 2016, by and between Hudson Yards Infrastructure Corporation and Sublandlord;

(c)          the term “Prime Lessor’s Non-Disturbance Agreement” shall mean a duly executed and acknowledged non-disturbance agreement from Prime Lessor in favor of Subtenant substantially in the form attached to the Lease as Exhibit Y; and

(d)          the term “Sublandlord’s Knowledge” and similar phrases shall mean the actual (as distinguished from implied or constructive) knowledge of Ira Cohen and/or Mitch Feinberg and shall not be construed, by imputation or otherwise, to impose upon Ira Cohen or Mitch Feinberg any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Notwithstanding anything to the contrary in this Sublease, Ira Cohen and Mitch Feinberg shall not have any personal liability under this Sublease under any circumstance.

32.          Personal Liability of Subtenant.

(a)          In no event shall Sublandlord make any claim against or seek to impose any personal liability upon any officer, director, shareholder, policyholder or employee of Subtenant, or any principal of any firm or corporation that may hereafter be or become Subtenant.

(b)          Notwithstanding anything to the contrary in this Sublease: (A) Sublandlord expressly agrees that any liability of Subtenant arising out of or in connection with this Sublease, or any instrument executed in connection with this Sublease, or the relationship of Subtenant and Sublandlord, and the ability of Sublandlord to recover damages or other relief under this Sublease, or under any instrument executed in connection with this Sublease, shall be limited solely to the assets of Subtenant; (B) in no instance whatsoever shall any present, past or future shareholder, policyholder, director, officer, partner, manager, principal, national director, administrator or similar person or employee of Subtenant have any personal or individual liability hereunder for the satisfaction of any obligations or liabilities of Subtenant under this Sublease, or under any instrument executed in connection with this Sublease, all such personal or individual liability, if any, being expressly, unconditionally and irrevocably waived and released by Sublandlord; and (C) the provisions of this Section 32 may not be waived by any partner, agent, officer, policyholder, director, board member, shareholder, principal, manager or employee of Subtenant or by any actions or inaction of Subtenant.

33.          Personal Liability of Sublandlord.

(a)          In no event shall Subtenant make any claim against or seek to impose any personal liability upon any officer, director, shareholder or employee of Sublandlord, or any principal of any firm or corporation that may hereafter be or become Sublandlord.

(b)          Notwithstanding anything to the contrary in this Sublease: (A) Subtenant expressly agrees that any liability of Sublandlord arising out of or in connection with this Sublease, or any instrument executed in connection with this Sublease, or the relationship of Subtenant and Sublandlord, and the ability of Subtenant to recover damages or other relief under this Sublease, or under any instrument executed in connection with this Sublease, shall be limited solely to the assets of Sublandlord; (B) in no instance whatsoever shall any present, past or future shareholder, policyholder, director, officer, partner, manager, principal, national director, administrator or similar person or employee of Sublandlord have any personal or individual liability hereunder for the satisfaction of any obligations or liabilities of Sublandlord under this Sublease, or under any instrument executed in connection with this Sublease, all such personal or individual liability, if any, being expressly, unconditionally and irrevocably waived and released by Subtenant; and (C) the provisions of this Section 33 may not be waived by any partner, agent, officer, policyholder, director, board member, shareholder, principal, manager or employee of Sublandlord or by any actions or inaction of Sublandlord.

34.          Sublandlord’s Representations.  Sublandlord hereby represents and warrants to Subtenant that (i) no amendments have been made to the Underlying Lease Documents, (ii) Sublandlord is the current tenant under the Lease, (iii) to Sublandlord’s Knowledge, no defaults exist by Prime Lessor or Sublandlord under the Lease and, as of the date hereof, no event has occurred which would constitute a default under the Lease, either upon service of notice or the passage of time or both, (iv) a true and complete copy of the Underlying Lease Documents (except as redacted) and Sublandlord’s Cleaning Contract have been delivered by Sublandlord’s counsel to Subtenant’s counsel, and (v) the Lease is in full force and effect, and to Sublandlord’s Knowledge, the PILOT Agreement and Company Lease are in full force and effect.

35.          Notwithstanding anything to the contrary contained in this Sublease, (i) wherever in this Sublease it provides for the consent or approval of Sublandlord, Sublandlord’s consent or approval shall not be unreasonably withheld, condition or delayed and (ii) wherever in this Sublease Sublandlord is entitled or required to make a designation, exercise its judgement or discretion, or give an opinion, such designation shall be reasonably made, such judgement or discretion shall be reasonably exercised and such opinion shall be reasonably given.

36.          Whenever Sublandlord is entitled to give Prime Lessor any notice under the provisions of the Lease incorporated herein by reference, including without limitation, pursuant to Section 4.03(d), upon Subtenant’s request, Sublandlord shall promptly deliver such notice to Prime Lessor for Subtenant’s benefit.

37.          Whenever pursuant to the provisions of this Sublease, Prime Lessor’s consent or approval is required, upon Subtenant’s request, Sublandlord shall reasonably cooperate with Subtenant for the purpose of obtaining any such consent or approval, including, without limitation, by requesting such consent or approval of and from Prime Lessor for the benefit of Subtenant.

38.          Dining Vendor. As of the date hereof, the parties acknowledge and agree that (i) the current vendor operating Sublandlord’s Dining Facility is Restaurant Associates (the “Current Vendor”); (ii) at the request of Subtenant, the Current Vendor has agreed to provide catering services to Subtenant in its Premises by utilizing the Dining Facility located in the Prime Leased Premises, including, without limitation, providing a daily lunch service to the Premises for Subtenant’s employees, occupants and invitees; (iii) the Current Vendor (and any New Vendor (as hereinafter defined), if applicable) may provide such catering services to Subtenant in the Premises by so utilizing the Dining Facility; (iv) in the event Sublandlord elects to replace the Current Vendor with another person or entity to provide catering services to the Prime Leased Premises (the “New Vendor”), Sublandlord shall require the New Vendor to provide a comparable service to Subtenant, utilizing the Dining Facility, as that of the Current Vendor; (v) if applicable, Sublandlord shall provide prior written notice to Subtenant of such replacement and shall reasonably cooperate with Subtenant in order to allow Subtenant to enter into an independent contractual arrangement with the New Vendor; and (vi) Subtenant shall pay the Current Vendor or New Vendor, as the case may be, directly for any such catering services pursuant to its contractual arrangement with such vendor, without any mark up or fee charged by Sublandlord to either Subtenant, the Current Vendor and any New Vendor.

39.          Event Space. Subject to compliance with the applicable provisions of the Lease, applicable Laws and to the provisions of this Section 39, Subtenant shall have the right to exclusively utilize the Heritage Room (and Atrium) on the 9th floor of the Prime Leased Premises or the Dining Facility (and terrace spaces) on the 23rd floor Prime Leased Premises (either such space, as applicable, the “Event Space”; any such utilization, a “Subtenant Event”) at Sublandlord’s standard rate therefor (the “Event Rate”) (which Event Rate shall be the then prevailing market rate for such Event Space as reasonably determined by Sublandlord, and which, as of the date hereof, is $25,000.00 per event, inclusive of base cleaning and turnover) and in connection with any such Subtenant Event, Subtenant shall have the right to use any audio/visual equipment associated with the Event Space at a reasonable rate reasonably agreed upon by Sublandlord and Subtenant.  Subtenant may exercise such right, from time to time, in a notice to Sublandlord (a “Subtenant Event Notice”), given at least thirty (30) days prior to the date of such Subtenant Event, which Subtenant Event Notice shall specify the proposed date and time for the Subtenant Event, description of the Subtenant Event and expected number of attendees; provided that Sublandlord shall have the right to cancel a Subtenant Event on notice to Subtenant, at least twenty-one (21) days prior to the scheduled date of such Subtenant Event in any case in which Sublandlord shall be using the applicable Event Space on the date specified in the Subtenant Event Notice, in which case Sublandlord and Subtenant shall reasonably cooperate to find a mutually agreed upon date for such Subtenant Event.  Sublandlord acknowledges that Subtenant intends to have approximately fifteen (15) Subtenant Events at the Event Space per calendar year in order to accommodate Subtenant’s town-hall meetings and other events, and, subject to Sublandlord’s needs to use the Event Space, the parties shall reasonably cooperate to enable Subtenant to use the Event Space as needed by Subtenant for such town-hall meetings and other events.  Sublandlord shall promptly repair all damage to the Event Space and other portions of the Prime Leased Premises in either case caused by Subtenant’s use of the Event Space, including, without limitation, moving and removing materials, supplies and other property to and from the Event Space.  Subtenant shall pay to Sublandlord, (a) the Event Rate and any rate associated with any use of any audio/visual equipment within thirty (30) days after the applicable Subtenant Event, and (b) within thirty (30) days after delivery by Sublandlord to Subtenant of an invoice therefor (together with reasonable supporting documentation for the charges set forth therein, if available), (i) all reasonable costs and expenses reasonably incurred by Sublandlord in connection with such repair, and (ii) all reasonable costs reasonably incurred by Sublandlord of cleaning the Event Space beyond the base cleaning included in the Event Rate, and any other reasonable incremental costs reasonably incurred by Sublandlord, in connection with Subtenant’s use of the Event Space for a Subtenant Event.

40.          Disclosures.  Notwithstanding anything to the contrary contained in Section 8.24 of the Lease (and not in limitation of any of the provisions thereof), the parties acknowledge and agree that (A) either party shall have the right to make or provide a public statement, press release or other public disclosure (i) which, in the opinion or such party’s counsel, is legally required, or (ii) which is made pursuant to any federal, state, local or foreign laws, or any rules or regulations of the United States Securities and Exchange Commission (the “SEC”) (or a securities regulatory body in any foreign country) or the rules of any domestic or foreign public stock exchange or stock quotation system; provided that, prior to making such disclosure, the disclosing party shall notify the other party of such required public disclosure and use reasonable efforts to coordinate with the other party with respect to the nature and content of such disclosure, and (B) Sublandlord and Subtenant and/or any of their respective affiliates, shall have the right to disclose this Sublease and the terms hereof in a Form 8-K to be filed with the SEC.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the day and year first above written.

Sublandlord:		COACH, INC., a Maryland corporation

	By:	/s/ Todd Kahn
Name: Todd Kahn
Title: President, Chief Administrative Officer

Subtenant:		THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA, a New York mutual insurance company

	By:	/s/ Dean Del Vecchio
Name: Dean Del Vecchio
Title: EVP, CIO & Head of Enterprise Shared Services

[Signature Page to Sublease]

EXECUTION VERSION
Exhibit A

Floor Plans

Exhibit B

Form of Prime Lessor’s Consent

CONSENT TO SUBLEASE

AGREEMENT, made as of September 13, 2017 (this “Agreement”), among LEGACY YARDS TENANT LP, a Delaware partnership having an office at c/o Related Companies, 60 Columbus Circle, New York, New York 10023 (“Landlord”), COACH, INC.,  a Maryland corporation, having an office at 10 Hudson Yards, New York, New York 10001 (“Tenant” or “Sublandlord”), and THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA, a New York mutual insurance company, having an office at 7 Hanover Square, New York, New York 10004 (“Subtenant”).

WITNESSETH:

WHEREAS, Tenant is the tenant under a lease dated as of August 1, 2016 (the “Lease”), leasing the entire rentable portions of the 9th through 23rd floors (the “Demised Premises”) in the building known as 10 Hudson Yards, located at the corner of 10th Avenue and 30th Street, New York, New York (the “Building”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Lease.

WHEREAS, Tenant has requested that Landlord consent to the subletting by Tenant to Subtenant, pursuant to a sublease dated as of _________________ 2017, a copy of which is attached hereto as Exhibit A and made a part hereof (the “Sublease”), of certain space described in the Sublease (the “Sublet Space”), which Sublet Space constitutes a portion of the Demised Premises described in the Lease, for a term to commence on the date specified therefor in the Sublease and to end, unless sooner terminated, on June 29, 2036, as such date may be extended pursuant to the applicable provisions of the Sublease and this Agreement.

WHEREAS, concurrently with the execution of this Agreement, Landlord and Subtenant are entering into a non-disturbance agreement dated as of the date hereof, a copy of which is attached hereto as Exhibit B and made a part hereof (the “Subtenant Non-Disturbance Agreement”).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, Landlord hereby consents to the subletting by Tenant to Subtenant pursuant to the Sublease, such consent being subject to and upon the following terms and conditions, to each of which Tenant, Subtenant and Landlord hereby expressly agree:

41.          Nothing contained in this Agreement shall operate as a consent or approval or ratification by Landlord to or of any of the provisions of the Sublease or as a representation or warranty by Landlord (except as may be expressly provided in Paragraph 31 below) and, except as may be expressly provided herein, Landlord shall not be bound or estopped in any way by the provisions of the Sublease.  In case of any conflict between the provisions of this Agreement and the provisions of the Sublease, the provisions of this Agreement shall prevail unaffected by the Sublease.

42.          Except as may be herein provided, nothing contained in this Agreement shall be construed to (a) modify, waive, impair or affect any of the provisions, covenants, agreements, terms or conditions contained in the Lease, (b) waive any present or future breach or default under the Lease or any rights of Landlord against any person, firm, association or corporation liable or responsible for the performance of the Lease, or (c) enlarge or increase Landlord’s obligations or Tenant’s or Subtenant’s rights under the Lease or otherwise; and all provisions, covenants, agreements, terms and conditions of the Lease are hereby declared by Tenant to be in full force and effect.  Tenant and Subtenant (to the extent provided under the Sublease) shall be and remain liable and responsible for the due keeping, and full performance and observance, of all of the provisions, covenants, agreements, terms and conditions set forth in the Lease on the part of the tenant thereunder to be kept, performed and observed, as the same relate to the Sublet Space, including, without limitation, with respect to Tenant, the payment of the Fixed Rent and Additional Charges, together with all other sums payable by the tenant under the Lease; provided, however, this sentence shall in no way be construed as releasing Tenant from or altering any of its obligations under the Lease.

43.          Landlord’s consent under this Agreement is not assignable or transferable in connection with any further or other subletting by Tenant or Subtenant.

44.          In case of any conflict between the provisions of the Lease and the provisions of the Sublease, the provisions of the Lease shall prevail unaffected by the Sublease (except where this Agreement expressly provides that the Lease is modified).

45.          a)          Notwithstanding anything to the contrary contained in the Sublease, Subtenant shall (X) not perform any Alterations without the prior written approval of Landlord (to the extent such approval is required under the Lease), and which approval shall be given or withheld in accordance with the provisions of the Lease and (Y) must comply with all provisions of the Lease (including, without limitation, Section 4.02 of the Lease) relating thereto, provided however that the Non-Material Alteration Cap for purposes of the Sublease shall be $250,000 and the Non-Material Alteration Cap for the Lease shall be modified as of the date hereof to be $1,250,000, which amounts shall increase by 3% as of January 1 of each year during the term of the Sublease and Lease, as the case may be.  For so long as Subtenant (I) is (x) the original named Subtenant or (y) any successor pursuant to Sections 5.01(b) or 5.01(c) of the Lease or (II) has a net worth (exclusive of good will) of at least $500,000,000 (subject to CPI Increases) computed by Subtenant in accordance with either GAAP or statutory accounting principles applicable to insurance companies, in each case, to the extent the same is consistently applied in Subtenant’s financial statements, then the provisions of Section 4.02(d) of the Lease shall not apply with respect to any Alteration by Subtenant.

(a)          Subtenant’s use of the freight elevators in connection with any of its Alterations or otherwise shall be subject to the terms of the Lease, including, without limitation, hours of operation, minimum blocks of time and payment of Landlord’s charges therefor as provided in the Lease; it being agreed that Landlord hereby approves Subtenant’s use of the Exclusive Freight Elevator (as defined in the Sublease) in accordance with Section 25 of the Sublease.

(b)          Notwithstanding anything to the contrary contained in the Lease or Sublease, Subtenant shall pay to Landlord, within 30 days after demand therefor, Landlord’s reasonable actual out-of-pocket costs and expenses (including, without limitation, the fees of any architect or engineer employed by Landlord for such purpose) incurred by Landlord for reviewing plans and specifications for which Landlord’s approval is required under the Lease and inspecting Alterations.

46.          Except as may be expressly provided herein, neither the Sublease nor Landlord’s consent under this Agreement shall release or discharge Tenant from any liability or obligation under the Lease, and Tenant shall remain liable and responsible for, the full performance and observance of all of the provisions of the Lease on the part of Tenant to be performed or observed with the same force and effect as though no sublet had been made pursuant to the terms of the Lease.  Any breach or violation of any provision of the Lease by Subtenant shall be deemed to be, and shall constitute, a default by Tenant in fulfilling such provision, and, if such breach shall continue after the applicable notice and cure periods under the Lease, Landlord may exercise its rights and remedies under the Lease in the case of such a default; provided, however, if such breach or violation is a breach or violation of Subtenant which is not susceptible of being cured by Tenant (such as the insolvency of Subtenant), Tenant shall not be deemed to be in default under the Lease; provided, that (a) Tenant shall diligently pursue such rights as it may have to terminate the Sublease or to cause Subtenant to cure such breach or violation and (b) Tenant shall pay all amounts due and payable under the Lease during the period of time that Tenant pursues such rights in accordance with clause (a).

47.          (a) Landlord’s consent under this Agreement is not, and shall not be construed as, a consent by Landlord to any assignment, reassignment, further or other subletting, or other transfer by Tenant or Subtenant.  The Sublease shall not be assigned, reassigned, transferred, surrendered, renewed or extended, nor shall the Demised Premises or the Sublet Space or any part of either be sublet or sub-sublet, except in accordance with the provisions of Sections 5.01–5.04 and Section 5.06 of the Lease, which are hereby incorporated herein, mutatis mutandis, (x) with all references to “Tenant” being deemed references to Subtenant, and all references to the “Premises” being deemed references to the Sublet Space and (y) it being understood that (A) the reference to “reorganization” in Section 5.01(b)(i) of the Lease shall be deemed to include (I) the demutualization of Subtenant or (II) the conversion of Subtenant to a mutual holding company, and (B) as required pursuant to Section 5.01(b)(D) of the Lease, the net worth of the assignee may be computed by Subtenant in accordance with either GAAP or statutory accounting principles applicable to insurance companies, in each case, to the extent the same is consistently applied in Subtenant’s financial statements.  In the event that the Sublease is assigned, Subtenant and all future tenants under the Sublease shall be jointly and severally liable for the full performance of the terms and conditions of this Agreement on the part of Subtenant to be performed hereunder.

(b)          (i)  If the aggregate of the amounts payable as fixed rent and as additional rent on account of Taxes, operating expenses and electricity by a sub-subtenant under a sub-sublease of any part of the Sublet Space and the amount of any Other Sublease Consideration payable to Subtenant by such sub-subtenant, whether received in a lump-sum payment or otherwise shall be in excess of Subtenant’s Basic Cost (as hereinafter defined) therefor at that time then, promptly after the collection thereof, Subtenant shall pay to Landlord in monthly installments if, as and when collected, as Additional Rent, 50% of such excess; it being acknowledged and agreed by Sublandlord that Sublandlord is not entitled to any portion of such excess.  Subtenant shall deliver to Landlord within 60 days after the end of each calendar year and within 60 days after the expiration or earlier termination of the Sublease a statement specifying each sub-sublease in effect during such calendar year or partial calendar year, the rentable area demised thereby, the term thereof and a computation in reasonable detail showing the calculation of the amounts paid and payable by the sub-subtenant to Subtenant, and by Subtenant to Landlord, with respect to such sub-sublease for the period covered by such statement.  “Subtenant’s Basic Cost” for sub-sublet space at any time means the sum of (i) the portion of the Fixed Rent (as defined in the Sublease) payable pursuant to Section 2 of the Sublease and Additional Rent (as defined in the Sublease) payable pursuant to Section 3(a)(i)-(iv) of the Sublease which, in all cases, is attributable to the sub-sublet space, plus (ii) the amount payable by Subtenant on account of electricity in respect of the sub-sublet space, plus (iii) the amount of any costs reasonably incurred by Subtenant in demising the sub-sublet space and in making changes in the layout and finish of the sub-sublet space for the sub-subtenant (including, without limitation, reasonable architectural fees and other so-called “soft costs”), plus (iv) the amount of any reasonable brokerage commissions, reasonable marketing expenses, work allowance, and reasonable legal fees paid by Subtenant in connection with the sub-sublease, plus (v) the amount of any costs incurred by Subtenant in connection with obtaining any required consents from Landlord and/or Sublandlord with respect to any proposed sub-sublease.  “Other Sublease Consideration” means all sums paid for the furnishing of services by Subtenant (less the cost of providing such services) and the sale or rental of Subtenant’s fixtures, leasehold improvements, equipment, furniture or other personal property less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Subtenant’s federal income tax returns and less, in the case of the rental thereof, the then net unamortized or undepreciated cost thereof amortized monthly on a straight-line basis over the term of the Sublease, which monthly amount shall be deducted from the Other Sublease Consideration each month during the term of the sub-sublease.

(ii)          Upon any assignment of the Sublease, Subtenant shall pay to Landlord, 50% of the Assignment Consideration received by Subtenant for such assignment, after deducting therefrom customary and reasonable closing expenses, including, without limitation, reasonable brokerage commissions, reasonable architectural fees, reasonable marketing expenses, work allowance, reasonable legal fees in connection with any such assignment, and the amount of any costs incurred by Subtenant in connection with obtaining any required consents from Landlord and/or Sublandlord with respect to any proposed assignment; it being acknowledged and agreed by Sublandlord that Sublandlord is not entitled to any portion of such Assignment Consideration.  “Assignment Consideration” means an amount equal to all sums and other considerations paid to Subtenant by the assignee for or by reason of such assignment (including, without limitation, sums paid for the furnishing of services by Subtenant (less the cost of providing such services) and the sale or rental of Subtenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Subtenant’s federal income tax returns and less, in the case of a rental thereof, the then net unamortized or undepreciated cost thereof amortized on a straight-line basis over the term of the Sublease).

(iii)          Notwithstanding the foregoing or anything to the contrary contained herein, the provisions of Paragraph 7(b)(i) and (ii) shall not be applicable to any assignment, reassignment, further or other subletting, or other transfer by Subtenant that, in any case, shall not require the consent of Landlord pursuant to the provisions of this Agreement (and the applicable provisions of the Lease as incorporated by reference herein) or the consent of Sublandlord pursuant to the provisions of the Sublease.

48.          Subject to all of the provisions, covenants, agreements, terms and conditions of the Lease, the Sublet Space shall be used solely as specified in Section 1.05 of the Lease and for no other purpose.

49.          b)          In addition to the obligations set forth in Paragraph 2 hereof, and in no way limiting the same, Tenant and Subtenant shall be jointly and severally liable for bills rendered by Landlord for charges incurred by or imposed upon Subtenant for services rendered and materials supplied to the Sublet Space by Landlord whether requested by Tenant (at the instruction of Subtenant) and/or Subtenant (which shall be at the charges therefor set forth in the Lease).  Nothing in this Paragraph 9 shall require Landlord to respond to, or comply with, any requests for services or materials made by Subtenant.  Landlord’s decision with respect to any such request shall be in its sole discretion.  Notwithstanding the foregoing, if the Lease requires Sublandlord to provide notice to Landlord requesting overtime Landlord Services and Subtenant is entitled to such overtime Landlord Services pursuant to the terms of the Sublease (the “OT Subtenant Services”), Subtenant may provide notice to Landlord requesting the OT Subtenant Services, which notice may be given by email to Lindsay Defouw (lindsay.defouw@related.com) (unless otherwise directed by Landlord).

(a)          During the term of the Sublease, Landlord shall provide Subtenant with cleaning services with respect to the Sublet Space in accordance with the cleaning specifications set forth in Exhibit E attached hereto (“Subtenant’s Cleaning Service”).  Commencing on the date Landlord provides Subtenant’s Cleaning Service and continuing for the balance of the term of the Sublease, Sublandlord shall pay directly to Landlord $1.65 per rentable square foot per annum (i.e., $244,724.70), payable in advance in equal monthly installments on the first day of each month, and prorated for any partial month.  For each year beginning on January 1, 2020, Subtenant shall pay directly to Landlord the amount, if any, by which the actual cost payable, to Landlord’s cleaning contractor, of providing Subtenant’s Cleaning Service to the Sublet Space exceeds such actual cost payable for the calendar year of 2019, which amount shall be payable in equal monthly installments within 30 days after demand therefor (accompanied by reasonable supporting documentation).  If Subtenant requires cleaning services in excess of those provided by Landlord in accordance with Exhibit E attached hereto, Subtenant shall be required to retain Landlord’s cleaning contractor at Subtenant’s expense to perform such excess cleaning services, provided that Landlord’s cleaning contractor’s charges therefor are at commercially reasonable rates.  Notwithstanding the foregoing, an employee of Subtenant may provide basic housekeeping services within the Sublet Space.  Notwithstanding anything to the contrary (including, without limitation, Paragraph 9(a) hereof), (X) Sublandlord shall have no liability or obligation with respect to the charges expressly payable by Subtenant under this Paragraph 9(b) and (Y) Subtenant shall have no liability or obligation with respect to the charges expressly payable by Sublandlord under this Paragraph 9(b).

(b)          (i)  Notwithstanding anything to the contrary contained in the Lease or the Sublease, Subtenant desires to connect the Sublet Space to the emergency generator(s) at the Building, and to reserve for the Sublet Space 250 KW of Reserved Generator Capacity.  Landlord shall, at Subtenant’s reasonable expense, use commercially reasonable efforts to perform and complete all work necessary to connect the Sublet Space to the Reserved Generator Capacity on or before the date that is 6 months after the date Tenant delivers to Landlord the engineered electrical generator riser plans for such work (such date, the “Generator Outside Date”); provided, that, as a condition to Landlord’s obligation to use commercially reasonable efforts to perform and complete such work on or before the Generator Outside Date, such work may be performed by Landlord during non-Business Hours to minimize any interference with any other tenants in the Building (including, without limitation, any interruption to the services provided to such other tenants).  Subtenant shall pay to Landlord (x) commencing effective as of the Commencement Date (as such term is defined in the Sublease) an amount equal to $325.00 per KW of Reserved Generator Capacity per annum (i.e., $81,250) in advance in equal monthly installments on the first day of each month for the balance of the term of the Sublease (pro-rated for any partial month), which charge may increase to the extent necessary to reflect Landlord’s actual increases in Landlord’s cost of providing such service from such cost as of the date of this Agreement and (y) upon connection of the Sublet Space to the Reserved Generator Capacity, the payment of Subtenant’s pro rata share of any and all costs required under and pursuant to Section 3.01(j)(iii) of the Lease.  Notwithstanding anything to the contrary contained in the Lease or this Agreement (including, without limitation, Paragraph 9(a) hereof), Landlord and Sublandlord hereby acknowledge and agree that (A) the allowance to Subtenant of 250 KW of the Reserved Generator Capacity shall reduce the Reserved Generator Capacity available to Sublandlord under the Lease by 250 KW, (B) Sublandlord’s obligations and liabilities under Sections 3.01(j)(ii) and (iii) of the Lease shall be limited to such reduced Reserved Generator Capacity and (C) Sublandlord shall have no liability or obligation with respect to the charges payable by Subtenant under this Paragraph 9(c) commencing as of the date such charges are payable by Subtenant.

(ii)          Landlord and Sublandlord shall provide Subtenant access to the emergency generator(s) at the Building and all other applicable areas of the Building to inspect, repair, maintain and replace any of the connections completed by Landlord pursuant to clause (i); provided, that such access and work shall only be performed upon reasonable prior notice to Landlord and under the supervision of the appropriate operations personnel of Landlord (who shall be made available to Subtenant at reasonable times upon reasonable advance notice from Subtenant).  In connection with such supervision, Subtenant shall pay to Landlord, within 30 days after demand therefor, the established charges for the time of such operations personnel, which charges are set forth on Exhibit H attached to the Lease and shall be subject to increase to the extent of Landlord’s actual increase in cost for the time of such operations personnel; provided, that Subtenant shall be subject to a 4 hour minimum charge for such operations personnel unless supervision by such operations personnel occurs during, immediately preceding or immediately following Business Hours on a Business Day, in which case Subtenant shall only be subject to charge in 1 hour increments for such supervision.

(iii)          The provisions of 3.01(j)(v)-(viii) of the Lease are hereby incorporated herein, mutatis mutandis, with all references to (i) “Tenant” being deemed references to Subtenant, (ii) the “Premises” being deemed references to the Sublet Space and (iii) the “Lease” being deemed references to the Sublease.

50.          c)          Tenant and Subtenant each jointly and severally represents and warrants to Landlord that the copy of the Sublease attached hereto as Exhibit A is a true and correct copy thereof and that the Sublease has not been amended, changed, supplemented or modified, and that other than the Sublease, there are no other agreements (written or oral) between the parties relating to the Sublease or the Sublet Space or the equipment, furniture, furnishings, fixtures, improvements or other property therein (collectively, the “FFE”).  Notwithstanding anything to the contrary contained in the Lease or the Sublease, Sublandlord and Subtenant shall not, without the prior written consent of Landlord in each instance (which consent shall not be unreasonably withheld, conditioned or delayed), amend, change or modify the Sublease or terminate the Sublease (except as a result of a default or pursuant to the exercise of rights, options or elections of Sublandlord or Subtenant expressly set forth therein).

(a)          Tenant represents and warrants to Landlord that, as of the date hereof, (i) the Lease is in full force and effect and has not been amended or modified, and constitutes the entire agreement between Landlord and Tenant with respect to Tenant’s occupancy of the Demised Premises; (ii) [intentionally omitted]; (iii) [intentionally omitted]; (iv) to Tenant’s actual knowledge, Tenant is not in default under the Lease, nor does Tenant have knowledge of any event which, with the giving of notice or the passage of time or both, would constitute a default by Tenant under the Lease; (v) to Tenant’s actual knowledge, there are no defaults by Landlord under the Lease, nor does Tenant have knowledge of any event which, with the giving of notice or the passage of time or both, would constitute a default by Landlord under the Lease; (vi) [intentionally omitted]; (vii) except for the Sublease, Tenant has not (A) assigned or encumbered its interest under the Lease, (B) sublet the Demised Premises or any part thereof or (C) otherwise transferred its interest in the Lease or the Demised Premises; and (viii) to Tenant’s actual knowledge, the information supplied to Landlord by Tenant in connection obtaining Landlord’s consent pursuant to this Agreement (including, without limitation, all summaries, financial statements, notices, and other documents) is true and complete in all material respects.

(b)          Subtenant represents and warrants to Landlord that the information supplied to Landlord by Subtenant in connection obtaining Landlord’s consent pursuant to this Agreement (including, without limitation, all summaries, financial statements, notices, and other documents) is true and complete in all material respects.

(c)          Landlord represents and warrants to Tenant that, as of the date hereof, (i) the Lease has not been amended or modified, and constitutes the entire agreement between Landlord and Tenant with respect to Tenant’s occupancy of the Demised Premises; (ii) to Landlord’s actual knowledge, Landlord is not in default under the Lease, nor does Landlord have knowledge of any event which, with the giving of notice or the passage of time or both, would constitute a default by Landlord under the Lease; (iii) to Landlord’s actual knowledge, there are no defaults by Tenant under the Lease, nor does Landlord have knowledge of any event which, with the giving of notice or the passage of time or both, would constitute a default by Tenant under the Lease; and (iv) Landlord is the fee owner of the land described on Exhibit A attached to the Lease and the Building.

(d)          Tenant and Subtenant each represents and warrants to Landlord that no consideration (except as set forth in the Sublease or otherwise disclosed to Landlord in writing) has been, or is currently contemplated to be, paid by Subtenant for, or in connection with, the Sublease, the Sublet Space or any FFE.

(e)          Tenant represents and warrants to Landlord that attached hereto as Exhibit C is Tenant’s calculation of the anticipated amount due and payable to Landlord pursuant to Section 5.05 of the Lease (“Profit”) arising from the Sublease.  Notwithstanding the foregoing, Landlord and Tenant acknowledge that (i) the amounts set forth on Exhibit C for the cost of Lobby Work is based on an estimate only and upon the determination of the cost of the Lobby Work the calculation on Exhibit C shall be appropriately adjusted, as provided under the Lease and the Sublease, as the case may be, and (ii) if a reconciliation of the fixed rent and/or escalations for real estate taxes and operating expenses, under both the Lease and the Sublease, shall result in a Profit arising from the Sublease, Landlord shall be entitled to the Profit, in accordance with the terms of the Lease.  Nothing contained herein constitutes an agreement by Landlord that Exhibit C constitutes a correct calculation of the anticipated Profit with respect to the Sublease, and Landlord reserves all of its rights to dispute the same (and to receive Profits in accordance with the terms of the Lease) pursuant to, and in accordance with, the terms of the Lease in connection therewith.

(f)          The representations and warranties contained in this Paragraph 10 made by Sublandlord and Subtenant are an inducement to Landlord to enter in this Agreement and, the inaccuracy of any of such representations and warranties shall constitute a breach of Section 6.03(b) of the Lease.

51.          Subject to the terms of the Subtenant Non-Disturbance Agreement, upon the expiration or termination of the term of the Lease during the term of the Sublease by reason of condemnation or eminent domain or destruction by fire or other cause, or if the Lease expires or is terminated by reason of Tenant’s default thereunder, then, the Sublease and its term shall expire and come to an end as of the effective date of such expiration or termination and Subtenant shall vacate the Sublet Space on or before such date.  If Subtenant does not so vacate, Landlord shall be entitled to all of the rights and remedies available to a landlord against a tenant holding over after the expiration of a term.

52.          (a)          Any breach or violation of the provisions of this Agreement (whether by act or by omission) by Tenant beyond the expiration of the applicable notice and/or cure periods set forth in Section 6.03 of the Lease, incorporated herein, mutatis mutandis, shall constitute a default by Tenant under the Lease and, subject to Paragraph 6 above, Landlord may exercise its rights and remedies under the Lease in case of such a default by Tenant.

(b)          Any breach or violation of the provisions of this Agreement (whether by act or by omission) by Subtenant beyond the expiration of the applicable notice and/or cure periods set forth in Section 6.03 of the Lease, incorporated herein, mutatis mutandis, with all references to “this Lease” being deemed references to this Agreement, and all references to “Tenant” being deemed references to “Subtenant,” shall constitute a default by Tenant under the Lease and by Subtenant under the Sublease and, subject to Paragraph 6 above, Landlord may exercise its rights and remedies under the Lease in case of such a default by Subtenant.

53.          [Intentionally Omitted]

54.          All notices, consents, demands and other communications from one party to the other that are given pursuant to the terms of this Agreement shall be in writing and shall be sent by the United States mail, certified or registered, postage prepaid, or sent via hand delivery (against receipt or affidavit of service), or sent via nationally recognized overnight courier (postage prepaid), addressed to such other party at its address set forth below, or at such other address as such other party has designated by notice given in accordance with the provisions of this Paragraph 14.  Notices shall be deemed given on the date such notice is actually received as evidenced by a written receipt therefor, and in the event of failure to deliver by reason of changed address of which no such notice was given or refusal to accept delivery, as of the date of such failure.  Any party may, by at least five (5) days prior notice as aforesaid, designate a different address or addresses for notices, statements, demands, or other communications intended for it.

If to Subtenant, to:

The Guardian Life Insurance Company of America
6255 Sterner’s Way
Bethlehem, PA 18017
Attn:  AVP, Corporate Real Estate

with a copy to the following:

The Guardian Life Insurance Company of America
7 Hanover Square, #23J
New York, NY 10004
Attn:  VP, Corporate Initiatives Counsel, Law Dept.

with a further copy to the following:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn:  Akiba Stern, Esq.

If to Tenant, to:

Coach, Inc.
10 Hudson Yards
New York, New York 10001
Attn:  Todd Kahn

with a copy to:

Coach, Inc.
10 Hudson Yards
New York, New York 10001
Attn:  Mitchell L. Feinberg

and a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10022
Attn:  Jonathan L. Mechanic, Esq.

If to Landlord, to:

Legacy Yards Tenant LP
c/o The Related Companies, L.P.
60 Columbus Circle, 19th Floor
New York, New York 10023
Attention:  Jeff T. Blau, L. Jay Cross and Andrew Rosen

with a copy to each of the following:

Oxford Hudson Yards LLC
450 Park Avenue, Suite 900
New York, New York 10022
Attention:  Dean J. Shapiro

Oxford Properties Group*
Royal Bank Plaza, North Tower
200 Bay Street, Suite 900
Toronto, Ontario M5J 2J2 Canada
Attention:  Chief Legal Officer
Facsimile No.:  (416) 868-3799

*and, if different than the address set forth above, to the address posted from time to time as the corporate head office of Oxford Properties Group on the website www.oxfordproperties.com to the attention of the Chief Legal Officer

The Related Companies, L.P.
60 Columbus Circle, 19th Floor
New York, New York 10023
Attention:  Amy Arentowicz, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10022
Attention:  Robert J. Sorin, Esq.

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention:  Jeff Lenobel, Esq.

55.          d) Neither Landlord, any superior lessor or any superior mortgagee, nor any direct or indirect member, partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, any superior lessor or any superior mortgagee (whether disclosed or undisclosed) (Landlord together with all of the foregoing, collectively, the “Indemnified Parties”), shall be liable to Subtenant for (i) any loss, injury or damage to Subtenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any loss of or damage to property of Subtenant or of others entrusted to employees of Landlord, provided, that, except to the extent of the release of liability and waiver of subrogation provided in Paragraph 15(c) of this Agreement, the foregoing shall not be deemed to relieve Landlord of any liability to the extent resulting from the negligence or willful misconduct of Landlord, its agents, servants or employees in the operation or maintenance of the Building, (ii) any loss, injury or damage described in clause (i) above caused by other tenants or persons in, upon or about the Building, or caused by operations in construction of any private, public or quasi-public work, or (iii) even if negligent, consequential damages arising out of any loss of use of the Sublet Space or any equipment, facilities therein.

(a)          Subject to the provisions of Paragraph 15(c) of this Agreement, Subtenant shall indemnify and hold harmless the Indemnified Parties from and against any and all claims arising from or in connection with (i) the conduct or management of the Sublet Space or of any business therein, or any work or thing done, or any condition created, in or about the Sublet Space following the Commencement Date (as such term is defined in the Sublease), (ii) any act, omission (where there is a duty to act) or negligence of Subtenant or any person claiming through or under Subtenant or any of their respective members, partners, directors, officers, agents, employees or contractors, (iii) any accident, injury or damage occurring in, at or upon the Sublet Space following the Commencement Date (as such term is defined in the Sublease), (iv) any default by Subtenant in the performance of Subtenant’s obligations under the Sublease, and (v) any brokerage commission or similar compensation claimed to be due by reason of any proposed further subletting or assignment by Subtenant; together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and disbursements; provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence or willful misconduct of the Indemnified Party.  If any action or proceeding is brought against any Indemnified Party by reason of any such claim, Subtenant, upon notice from such Indemnified Party shall resist and defend such action or proceeding (by counsel reasonably satisfactory to such Indemnified Party), and counsel selected by Subtenant’s insurance company to resist and defend such action or proceeding is, absent a conflict, hereby deemed to be satisfactory to such Indemnified Party.

(b)          The provisions of Section 7.03 of the Lease are hereby incorporated herein, mutatis mutandis, with all references to (i) “Tenant” being deemed references to Subtenant, (ii) the “Premises” being deemed references to the Sublet Space, (iii) the “Lease” being deemed references to the Sublease, (iv) the “Tenant’s Property and Fixtures” being deemed references to Subtenant’s Property and Fixtures (as hereinafter defined), (v) the “Term” being deemed references to the Term of the Sublease, and (vi) the “this Lease” being deemed references to the Sublease.  For the purposes of this Paragraph 15(c), the term “Subtenant’s Property and Fixtures” means all movable partitions, business and trade fixtures, machinery and equipment, and all furniture, furnishings and other articles of movable personal property owned by Subtenant and located in the Sublet Space or elsewhere in the Building.

56.          As a condition to the subordination of the Sublease to any Condominium Declaration, Landlord shall obtain for Subtenant’s benefit in recordable form a subordination, non-disturbance and attornment agreement substantially in the form annexed to the Lease as Exhibit M-2; it being agreed that such form shall be appropriately revised to reflect the relevant facts, including, without limitation, replacing Tenant as a party in such form with Subtenant.

57.          (a)  Notwithstanding anything contained herein to the contrary, Subtenant shall have the option (the “Subtenant Renewal Option”) to extend the term of the Sublease for an additional 10 year period (the “Subtenant Renewal Term”) to commence immediately following the expiration of the initial term of the Sublease; provided that (1) Sublandlord delivers notice (such notice “the “Sublandlord Notice”) to Landlord, at least 24 months before the last day of the initial Term of the Lease, (I) affirmatively waiving Sublandlord’s exercise of the First Renewal Option with respect to either (A) all of the Demised Premises or (B) the entirety of the Sublet Space, or (II) exercising its Renewal Option with respect to all or a portion of the Demised Premises, but excluding all of the Sublet Space (it being agreed that Sublandlord shall not exercise its Renewal Option with respect to only a portion of the Sublet Space and, if Sublandlord exercises its Renewal Option with respect to only a portion of the Sublet Space in violation of the foregoing, such exercise shall be null and void as to the Sublet Space, (2) on the date Subtenant exercises the Subtenant Renewal Option (w) Subtenant is not in default under this Agreement or the Sublease beyond the expiration of any applicable notice and/or cure period, (x) the Sublease has not been terminated, (y) Subtenant (along with any Affiliate of Subtenant, any Desk Space User, or any other permitted occupants of the Sublet Space) occupy all or substantially all of the Sublet Space subject to any Occupancy Excuse Event (as hereinafter defined) and (z) Landlord has not delivered to Subtenant a notice electing to terminate this Agreement in accordance with Section 6.03 of the Lease (as incorporated herein by reference), and (3) Subtenant delivers to Landlord a notice (the “Subtenant Renewal Notice”), at least 24 months before the last day of the initial Term (as defined in the Sublease) of the Sublease exercising the Subtenant Renewal Option.  The Subtenant Renewal Option shall be exercised with respect to the entirety of the Sublet Space only.  Time is of the essence with respect to the giving of the Subtenant Renewal Notice.  Notwithstanding anything to the contrary contained in this Agreement or the Lease, (i) if Sublandlord either (AA) fails timely to duly exercise its First Renewal Option at all in accordance with the provisions of Article 9 of the Lease or (BB) fails timely to deliver the Sublandlord Notice and does not timely exercise its First Renewal Option with respect to any of the Sublet Space, Sublandlord shall have been deemed to have elected to waive Sublandlord’s exercise of the First Renewal Option with respect to the Sublet Space and, so long as Subtenant timely exercised the Subtenant Renewal Option in accordance with the provisions of this Paragraph 17 and the conditions to such right of exercise set forth in this Paragraph 17 are satisfied, Subtenant’s exercise shall be effective to extend the term of the Sublease for the Subtenant Renewal Term, (ii) if Subtenant timely delivers the Subtenant Renewal Notice and Sublandlord timely exercises its Renewal Option with respect to all of the Sublet Space, then Sublandlord’s exercise shall be effective and control, and Subtenant’s purported exercise of the Subtenant Renewal Option shall be null and void and (iii) if Subtenant exercises any Renewal Right (as defined in the Sublease) pursuant to Section 28 of the Sublease and all of the requisite conditions necessary for the effective renewal of the term of the Sublease pursuant to such Section 28 shall have been satisfied or effectively waived, the Subtenant Renewal Option pursuant to this Section 17 shall be null and void.

(b)          The Subtenant Renewal Term shall be a direct lease between Landlord and Subtenant and shall be upon the same terms and conditions of the Sublease, except that (i) the fixed rent thereunder shall be determined pursuant to the provisions of Sections 9.02(b)–(e) of the Lease, which are hereby incorporated herein, mutatis mutandis, with all references to “Tenant” being deemed references to Subtenant, all references to the “Premises” or “Renewal Premises” being deemed references to the Sublet Space, all references to “each Renewal Term”, “such Renewal Term” or “applicable Renewal Term” being deemed references to the Subtenant Renewal Term, all references to “Renewal Option” being deemed references to the “Subtenant Renewal Option”, all references to “Additional Charges” being deemed references to the “Additional Rent” (as defined in the Sublease), and all references to the “Lease” being deemed references to the Sublease (it being agreed that the provisions of Section 9.02(a)(vii) through and including (ix) of the Lease shall not be applicable and shall not be incorporated herein); (ii) Landlord and Subtenant shall enter into an amendment to such direct lease upon the commencement of the Subtenant Renewal Term that expressly sets forth each of the provisions of the Lease incorporated by reference in the Sublease; (iii) Subtenant shall have no further right or option to extend or renew the term of such direct lease; it being agreed by Subtenant and Landlord that the renewal options set forth in the Sublease shall not be included in such direct lease; and (iv) any rights granted to Subtenant in the Sublease for space, services or amenities exclusively serving, located in or originating from any portion of the Demised Premises that are not a part of the Sublet Premises, including, without limitation, Subtenant’s right to use the exclusive freight elevator pursuant to Section 25 of the Sublease, dining vendors pursuant to Section 38 of the Sublease and the event space pursuant to Section 39 of the Sublease, shall not be included in such direct lease, except, with respect to this subclause (iv), as otherwise expressly agreed to by Landlord pursuant to this Agreement, including, without limitation, Paragraph 29 hereof.

(c)          For the purposes of Paragraph 17(a) above, Subtenant or any other permitted occupant shall be deemed to be occupying the Sublet Space (or portions thereof) if the reason it is not occupying the Sublet Space (or any portion thereof) is because of fire, casualty, Force Majeure Events or the performance of any Alterations (each such circumstance, an “Occupancy Excuse Event”).

58.          The provisions of Section 3.01(h) of the Lease are hereby incorporated herein, mutatis mutandis, with all references to (i) “Tenant” being deemed references to Subtenant, (ii) the “Premises” being deemed references to the Sublet Space and (iii) the “Lease” being deemed references to the Sublease.

59.          Landlord shall use commercially reasonable efforts to obtain (a) an SNDA from a Superior Mortgagee (including the current Superior Mortgagee) substantially in the form annexed to the Lease as Exhibit M-1 and (b) an RNDA from a Superior Lessor substantially in the form annexed to the Lease as Exhibit M-2, in all cases, for the benefit of Subtenant; it being agreed that such forms shall be appropriately revised to reflect the relevant facts, including, without limitation, replacing Tenant as a party in such form with Subtenant.  If Landlord is unable in good faith to obtain an SNDA or RNDA after using such commercially reasonable efforts, Landlord shall have no liability to Subtenant, it being intended that Landlord’s sole obligation shall be to use such commercially reasonable efforts to obtain from the holder of each Superior Mortgage and Superior Lease such SNDA or RNDA, as applicable, for the benefit of Subtenant and, in no event shall Landlord be required to expend any sums in its effort to obtain such SNDA or RNDA, unless Subtenant agrees to reimburse Landlord therefor.  In no event shall Landlord be required to commence any litigation in order to obtain an SNDA or RNDA, nor shall Landlord be required to take any step that may, in Landlord’s judgment, have an adverse effect on its relationship with the holder of such Superior Mortgage or Superior Lease.

60.          Landlord shall perform the work (the “Lobby Work”) set forth in the working drawings and plans and specifications, dated August 4, 2017, prepared by Kohn Pedersen Fox Associates, P.C., attached hereto as Exhibit D (the “Lobby Work Plans”) in a first class manner and in accordance with all applicable Laws and shall use commercially reasonable efforts to complete the Lobby Work on or before June 30, 2018. Sublandlord shall, within 10 days after demand, reimburse Landlord for 50% of all costs and expenses incurred by Landlord to complete the Lobby Work pursuant to the Lobby Work Plans and as required herein.  If Sublandlord timely fails to reimburse Landlord in accordance with the immediately preceding sentence, such failure shall be deemed a default under the Lease.  Landlord and Sublandlord expressly acknowledge and agree that Subtenant (and its officers, directors, employees and guests) shall have the same access rights for ingress and egress to and from the Building and Sublet Space as Sublandlord under the Lease.

61.          This Agreement shall be construed and enforced in accordance with the laws of the State of New York (without giving effect to conflict of laws principles thereof).

62.          This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof.  This Agreement may not be changed, modified, terminated or discharged unless such change, modification, termination or discharge is in writing and signed by Landlord.

63.          Each right and remedy of Landlord provided for in this Agreement or in the Lease shall be cumulative and shall be in addition to every other right and remedy provided for therein or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies so provided for or existing shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies so provided for or so existing.

64.          If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

65.          Within thirty (30) days following the delivery of an invoice therefor, pursuant to Section 5.03(a)(vi) of the Lease, Sublandlord shall reimburse Landlord for any actual out-of-pocket reasonable costs incurred by Landlord in connection with the granting of this consent.

66.          Tenant and Subtenant each represents and warrants to Landlord that no broker, finder or similar person was involved in the granting of Landlord’s consent pursuant to this Agreement or the execution of the Sublease (or the transactions contemplated thereby) other than Fischer & Company and Related Management Company, L.P. (collectively, the “Broker”).  Tenant agrees to defend, indemnify and hold Landlord (including, without limitation, any Indemnified Parties) harmless from and against any and all (i) claims of and liabilities to any broker(s), finder(s) and/or any other person(s) (including, without limitation, Broker) for the payment of any fees, commissions or other sums alleged to be due as a result of the granting of Landlord’s consent pursuant to this Agreement and/or the execution of the Sublease (or the transactions contemplated thereby) and as a result of a breach of Tenant’s representation in this Paragraph 26, and (ii) actual loss, cost, liability, expense or damage suffered by Landlord (including, without limitation, reasonable attorneys’ fees, court costs and disbursements) resulting from any breach of Tenant’s representation and warranty contained in the first sentence of this Paragraph 26 or any such claims and liabilities described in sub-clause (i) of this Paragraph 26.  Subtenant agrees to defend, indemnify and hold Landlord (including, without limitation, any Indemnified Parties) harmless from and against any and all (I) claims of and liabilities to any broker(s), finder(s) and/or any other person(s) (including, without limitation, Broker) for the payment of any fees, commissions or other sums alleged to be due as a result of the granting of Landlord’s consent pursuant to this Agreement and/or the execution of the Sublease (or the transactions contemplated thereby) and as a result of a breach of Subtenant’s representation in this Paragraph 26, and (II) actual loss, cost, liability, expense or damage suffered by Landlord (including, without limitation, reasonable attorneys’ fees, court costs and disbursements) resulting from any breach of Subtenant’s representation and warranty contained in the first sentence of this Paragraph 26 or any such claims and liabilities described in sub-clause (I) of this Paragraph 26.

67.          This Agreement shall inure to the benefit of and be binding upon Subtenant and Tenant and their respective permitted successors or assignees and shall inure to the benefit of and be binding upon Landlord and its successors and assigns, including any purchaser of the Building.

68.          This Agreement shall not be effective until executed by each of Landlord, Tenant and Subtenant.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, even where such executed counterpart is delivered via facsimile or Portable Document Format, but all of which together shall constitute one and the same instrument.

69.          Landlord consents to Subtenant’s signage rights pursuant to Section 24 of the Sublease and Exhibit E attached thereto.

70.          Landlord consents to the following work to be performed by Sublandlord or Subtenant, subject to the compliance by Sublandlord and Subtenant with the provisions of the Lease and the Sublease, as applicable:

(a)          Removal of all floor systems existing as of the date hereof in the Sublet Space, including, without limitation, the HVAC infrastructure, underfloor duct work and associated piping, underfloor electrical wiring and any tenant improvements.

(b)          Removal of all installed raised floor tiles and pedestals in the general floor area of the Sublet Space.

(c)          Removal of all wall framings and studs and ceiling framings and studs located within the Sublet Space.

71.          Landlord hereby represents to Subtenant that, as of the date hereof, (i) the Lease has not been amended or modified and is in full force and effect, (ii) the PILOT Agreement and Company Lease are in full force and effect, and (iii) the Building is located in Zone 3 - Category A, the PILOT Commencement Date (as such term is defined in the PILOT Agreement) is July 1, 2014, and the first (1st) Tax Year following the Construction Period (as such term is defined in the PILOT Agreement) is the Tax Year commencing on July 1, 2017 and ending June 30, 2018.

72.          If any action or proceeding is brought by Landlord, Sublandlord or Subtenant to enforce its rights under the Lease or this Agreement, the prevailing party(ies) in such action shall be entitled to collect its/their reasonable attorneys’ fees and costs of suit from the other party(ies).

[No further text on this page; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth at the outset of this Agreement.

LANDLORD:

LEGACY YARDS TENANT LP

By: Legacy Yards Tenants GP LLC, its general partner

By:
Name:
Title:

TENANT:

COACH, INC.

By:

Name:
Title:

SUBTENANT:

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By:
Name:
Title:

EXHIBIT A

Sublease

EXHIBIT B

Subtenant Non-Disturbance Agreement

EXHIBIT C

Profit Calculation

EXHIBIT D

Lobby Work Plans

EXHIBIT E

Cleaning Specifications

Exhibit C

Reserved

Exhibit D

Sublandlord’s Work

1.
Demise/separate the Premises from space that Sublandlord (or other occupants) will occupy or continue to occupy in the Building, including, without limitation, (i) physical demising of the parties’ respective spaces, (ii) separation of electrical and other utilities (to the extent necessary so that the Premises and the systems exclusively serving the Premises shall be separately submetered from the balance of the Prime Leased Premises and the systems exclusively serving the balance of the Prime Leased Premises (or any portion thereof) (whether or not the same are located within the Premises)) and security systems (collectively, the “Utility Separation Work”) (which work shall be performed by Sublandlord after installation of electrical panels by Subtenant as part of the Initial Subtenant Work and shall not be a condition to the occurrence of the Commencement Date), (iii) modification of internal staircase entries and exits for Subtenant’s and Sublandlord’s premises such that each is secure and does not provide access to the other’s premises (and the removal and restoration of the slab with respect to the internal staircase(s) above and below the Premises), and (iv) providing access to elevators, etc.

2.
Reconfigure the elevator lobby. Create an opening between the main Building elevator lobby and Sublandlord’s elevator lobby to allow Subtenant the ability to utilize all 10 elevator cars for its operation.

3.	Removal of fencing/cage enclosing Sublandlord’s retail products.

4.	Installation of submeters for electricity.

5.	Removal of all furniture and other personal property.

Exhibit E-1

Subtenant’s Signage

Exhibit E-2

Location/Position of Subtenant’s Signage